UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ORTHOFIX MEDICAL INC.

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3451 Plano Parkway

Lewisville, Texas 75056

Dear Shareholders:

We will hold the 2019 Annual Meeting of Shareholders (the “Annual Meeting”) of Orthofix Medical Inc. (“Orthofix” or the “Company”) on June 10, 2019 at 11:00 a.m. Central Daylight Time (“CDT”) at the Four Seasons Resort and Club Dallas at Las Colinas, 4150 North MacArthur Boulevard, Irving, Texas 75038.

This booklet includes the notice of Annual Meeting and the proxy statement. The proxy statement describes the business that we will conduct at the meeting.

Your vote is important. Please refer to the proxy card or other voting instructions included with these proxy materials for information on how to vote by proxy or in person.

Sincerely,

Ronald A. Matricaria
Chairman of the Board

April 29, 2019

Notice of Annual Meeting of Shareholders

 and Proxy Statement

Meeting Date:	June 10, 2019 At 11:00 a.m. CDT
Meeting Place:	Four Seasons Resort and Club Dallas at Las Colinas 4150 North MacArthur Boulevard Irving, Texas 75038

 Notice and Proxy Statement for Shareholders of

ORTHOFIX MEDICAL INC.

3451 Plano Parkway

Lewisville, Texas 75056

for

2019 ANNUAL MEETING OF SHAREHOLDERS

to be held on June 10, 2019

This notice and the accompanying proxy statement are being furnished to the shareholders of Orthofix Medical Inc., a Delaware corporation (“Orthofix” or the “Company”), in connection with the upcoming 2019 Annual Meeting of Shareholders (the “Annual Meeting”) and the related solicitation of proxies by the Board of Directors of Orthofix (the “Board of Directors” or “Board”) from holders of outstanding shares of common stock, par value $0.10 per share, of Orthofix for use at the Annual Meeting and at any adjournment thereof. In this notice and the accompanying proxy statement, all references to “we,” “our” and “us” refer to the Company, except as otherwise provided.

Time, Date and Place of Annual Meeting

Notice is hereby given that the Annual Meeting will be held on June 10, 2019 at 11:00 a.m. CDT, at the Four Seasons Resort and Club Dallas at Las Colinas, 4150 North MacArthur Boulevard, Irving, Texas 75038.

Purpose of the Annual Meeting

1

Election of Directors. Shareholders will be asked to elect the following persons to the Board: James F. Hinrichs, Alexis V. Lukianov, Lilly Marks, Bradley R. Mason, Ronald A. Matricaria, Michael E. Paolucci, Maria Sainz and John Sicard. The Board unanimously recommends that shareholders vote “FOR” each of the foregoing director nominees.

2

Advisory and Non-Binding Resolution to Approve Executive Compensation. Shareholders will be asked to approve an advisory and non-binding resolution on the compensation of the Company’s named executive officers, as described in the “Compensation Discussion and Analysis” and the related compensation tables beginning on page 17 of this proxy statement. The Board values shareholders’ opinions, and the Compensation Committee of the Board will take into account the outcome of the advisory vote when considering future executive compensation decisions. The Board unanimously recommends that shareholders vote “FOR” the proposal to approve the advisory and non-binding resolution on executive compensation.

3

Ratification of the Selection of EY as Independent Registered Public Accounting Firm for 2019. Shareholders will be asked to approve a resolution to ratify the selection of Ernst & Young LLP (“EY”) as the independent registered public accounting firm for Orthofix and its subsidiaries for the fiscal year ending December 31, 2019. The Board unanimously recommends that shareholders vote “FOR” the proposal to ratify the selection of EY as the independent registered public accounting firm.

4	Miscellaneous. Shareholders will be asked to transact such other business as may come before the Annual Meeting or any adjournment or postponement thereof.

Please read a detailed description of proposals 1 through 3 stated above beginning on page 50 of the proxy statement.

Shareholders Entitled to Vote

All record holders of shares of Orthofix common stock at the close of business on April 23, 2019 are being sent this notice and will be entitled to vote at the Annual Meeting. Each record holder on such date is entitled to cast one vote per share of common stock.

By Order of the Board of Directors

Kimberley A. Elting
Chief Legal and Administrative Officer

April 29, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD JUNE 10, 2019: A COPY OF THIS PROXY STATEMENT, PROXY VOTING CARD AND THE ORTHOFIX ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2018 ARE AVAILABLE AT WWW.PROXYDOCS.COM/OFIX.

 Proxy Summary

The summary highlights certain information about our business and 2018 performance. This summary does not contain all of the information that you should consider, and we encourage you to read the entire proxy statement before voting.

Current Directors

Our current directors are listed in the table below. Mr. Faulstick will be retiring from the Board as of the date of the Annual Meeting, at which time the number of seats on the Board will be reduced from nine to eight. The Board is appointing another independent director to replace Mr. Faulstick on the Nominating and Governance Committee.

In February 2019, the Company announced that Mr. Mason would be retiring as President and Chief Executive Officer. The Board has begun to search for and evaluate potential successor candidates in accordance with its CEO succession. Mr. Mason will be standing for re-election as a director at the Annual Meeting. However, it is our expectation that when a CEO successor is appointed by the Board, that Mr. Mason will retire from the Board at such time, and that the Board will appoint such CEO successor as a director.

Name	Age	Director Since	Independent	Audit & Finance Committee*	Compensation Committee*	Compliance & Ethics Committee*	Nominating & Governance Committee*
Ronald A. Matricaria	76	2014	✓	✓
Luke Faulstick	55	2014	✓				Chair
James F. Hinrichs	51	2014	✓	Chair			✓
Alexis V. Lukianov	63	2016	✓		✓		✓
Lilly Marks	71	2015	✓			✓
Bradley R. Mason	65	2013
Michael E. Paolucci	59	2016	✓		Chair	✓
Maria Sainz	53	2012	✓		✓	Chair
John Sicard	56	2018	✓	✓

*Committee composition in table reflects membership as of the date of this proxy statement. As part of the Board’s periodic committee rotation process, the Board will be reconstituting committee membership as of the date of the Annual Meeting. All committee members will continue to be independent directors meeting applicable Nasdaq and SEC membership requirements.

2018 Business Highlights

In the second half of 2018, we realigned our business unit structure to better position the Company for organic and inorganic growth, and to assist us in meeting our growth expectations in 2019 and beyond.  We are currently focused on our organic growth initiatives and actively pursuing value-accretive inorganic opportunities to further accelerate growth. We believe that we remain well-positioned to execute on both organic and inorganic strategic opportunities focused on accelerating shareholder value creation. Notable highlights and accomplishments in 2018 including the following:

•	Net sales were $453.0 million, an increase of 4.4% on a reported basis and 3.9% on a constant currency basis.

•	Net income from continuing operations was $13.8 million, an increase of 89.4% from the prior year.

Over the one, three, and five year periods ended December 31, 2018, Orthofix’s common stock had an annual compound total shareholder return of -4.0%, 10.2% and 18.1%, respectively. By comparison, the S&P Healthcare Equipment Select Industry Index (which is the index that we use for purposes of employee performance stock unit grants), returned 9.6%, 17.3%, and 15.4% over the same periods.

Our Compensation Committee sets performance goals with the intent that it will be challenging for a participant to receive 100% of his or her incentive opportunity target award in any given year. For 2018, notwithstanding the year-over-year increases in net sales and net income from continuing operations described above, our executive officers received annual bonuses between 66-78% of their annual target, depending on the individual. We believe this illustrates the Company’s commitment to a pay-for-performance philosophy of executive compensation.

In 2018, we had four strategic business units (“SBUs”): Bone Growth Therapies (formerly referred to as BioStim), Spinal Implants (formerly referred to as Spine Fixation), Biologics and Orthofix Extremities (formerly referred to as Extremity Fixation). The table below describes fiscal year 2018 highlights for each of our SBUs:

SBU	2018 Fiscal Year Highlights
Bone Growth Therapies

Annual net sales increased $9.4 million, or 5.0%, primarily driven by the execution of our commercial strategies and the continued leverage of our recently launched next generation products supported by our STIM On Track mobile application.

Spinal Implants

Annual net sales increased $9.7 million, or 11.8%, primarily due to an increase in international sales of M6 Artificial Discs following our acquisition of Spinal Kinetics, the addition of new distributor partners in the U.S. and recent product introductions.

Biologics

Due to a contractual reduction in the amount we receive for marketing service fees for Trinity tissues from MTF Biologics and low single-digit pricing pressure in the market, annual net sales declined by $3.0 million, or 4.8%.

Orthofix Extremities

Annual net sales increased $3.2 million, or 3.1%, primarily driven by a change in foreign currency exchange rates, continued distribution expansion and adoption of our TrueLok products in the U.S. and continued expansion of our international distributors and growth in European subsidiaries.

In 2019, following the realignment of our SBUs and the promotion of Brad Niemann to President of Global Spine, the Company revised its reporting segments to consist of Global Spine and Global Extremities. The Global Spine reporting segment includes our legacy Bone Growth Therapies, Spinal Implants, and Biologics product categories. This alignment structures Orthofix around two pillars: Spine and Extremities. We believe this change positions us for growth acceleration and to realize opportunities through leveraging our full portfolio of spine solutions.

Executive Compensation Highlights

We focus our compensation program for our named executive officers and other executive officers on financial, strategic and operational goals established by the Board of Directors to create value for our shareholders.  Our guiding compensation principle is to pay for performance.  Our compensation program is designed to motivate, measure and reward the successful achievement of our strategic and operating goals without promoting excessive or unnecessary risk taking.  At the 2018 annual meeting, our say-on-pay proposal was supported by 98.2% of the votes cast, which we believe validates the Company’s “pay-for-performance” executive compensation approach to executive compensation.

2018 Executive Total Compensation Mix

The charts below show the annual total target compensation (full-year base salary, target annual cash incentive compensation and long-term equity incentive compensation received) for our President and Chief Executive Officer and our other named executive officers for 2018.  These charts illustrate that a significant portion of our named executive officer total target compensation was performance-based (53% for our President and Chief Executive Officer).

* All other compensation value not displayed as it represents less than 1% of total target compensation.

Governance of Executive Compensation

Consistent with shareholder interests and market best practices, our executive compensation program includes the following sound governance features:

What we do:
✓	Align a significant amount of executive pay with overall performance of the business and the Company’s common stock
✓	Set meaningful performance targets for annual and performance-based awards, approved by the Compensation Committee
✓	Discourage unnecessary and inappropriate risk taking, including obtaining an annual independent risk assessment analysis
✓	Maintain robust stock ownership guidelines for our executive officers and directors (including 5x salary for CEO)
✓	Maintain an incentive compensation clawback policy
✓	Provide for “double-trigger” change in control vesting on all new equity grants to executive officers since 2016, and no “single-trigger” cash or similar payment rights upon a change in control
✓	Retain an independent compensation consultant who conducts an annual benchmarking of our compensation against industry peer group
✓	Include caps on annual incentive plan payments and shares earned under performance-based stock awards
What we don’t do:
X	Pay dividends or dividend equivalents on stock options or restricted stock units
X	Maintain employment agreements with executive officers (unless required by law)
X	Pay excise tax gross-ups for change in control payments
X	Reprice stock options
X	Provide excessive perquisites
X	Pay cash severance under our current agreements and policies (including to CEO) in excess of 1.5x salary and bonus (2.0x in the case of a change in control)
X	Permit hedging or pledging of our securities by directors or executive officers

Corporate Governance Highlights

We are committed to effective corporate governance and the regular review of our corporate governance practices to continue building on our success and long-term shareholder value.

Director Election

•	Annual elections for all directors

Board Independence

•	Seven of our eight continuing directors are fully independent under Nasdaq standards
•	All four Board committees consist solely of independent directors

Standing Board Committees

•	Audit and Finance Committee (met eight times in 2018)
•	Compensation Committee (met six times in 2018)
•	Compliance and Ethics Committee (met four times in 2018)
•	Nominating and Governance Committee (met four times in 2018)

Practices and Policies

•	Experienced, diverse Board membership with extensive business expertise in life sciences, finance, international business and operational matters
•	Commitment to Board refreshment, with an average tenure of 4.1 years for the eight directors that are nominated to continue serving after the Annual Meeting
•	Independent directors met in executive session at every regular 2018 Board meeting
•	Approximately 98% average attendance by directors at Board and committee meetings in 2018
•	Active Board oversight in the area of enterprise risk management
•	Compliance and Ethics Committee of the Board formed in 2013 to oversee and monitor a comprehensive, Company-wide compliance and ethics program that is led by our Chief Ethics and Compliance Officer
•	Annual Board and committee self-assessments including individual board member performance reviews
•	Structured director education and onboarding program
•	Shareholders representing at least 25% of the outstanding common shares may call a special meeting
•	No shareholder rights plan (i.e., no “poison pill”) or blank check preferred stock
•	No supermajority voting requirements to approve mergers or other business combination transactions
•	No related party transactions with any directors or named executive officers
•	No political or PAC contributions by Company

 PROXY STATEMENT FOR THE

 ORTHOFIX MEDICAL INC.

 2019 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY STATEMENT IS BEING DISTRIBUTED TO SHAREHOLDERS ON OR ABOUT APRIL 29, 2019.

 ABOUT VOTING

Who can vote?

All record holders of shares of Orthofix common stock at the close of business on April 23, 2019 (the “Record Date”), are being distributed this proxy statement and will be entitled to vote at the Annual Meeting. Each record holder on such date is entitled to cast one vote per share of common stock. As of the Record Date, there were 19,067,971 shares of Orthofix common stock outstanding.

Quorum, vote required

The presence, in person or by proxy, of the holders of a majority of the shares of Orthofix common stock outstanding on the Record Date is required to constitute a quorum at the Annual Meeting. Assuming a quorum is present, the nominees for election as directors in Proposal 1 will be elected upon the affirmative vote of a plurality of all votes cast at the Annual Meeting. Assuming a quorum is present, the approval of the holders of a majority of the votes cast on Proposals 2 and 3 at the Annual Meeting will be required to approve each of these Proposals.

Abstentions and “broker non-votes” are counted as shares that are present and entitled to vote on the proposals for purposes of determining the presence of a quorum, but they are not counted as votes cast and therefore will not have any effect on the outcome of voting on the proposals. A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

If you are a record holder, you may cast your vote at https://www.proxypush.com/ofix. See your proxy card for your online control number in order to vote. If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of common stock voted.

Proxies

This proxy statement is being furnished to holders of shares of Orthofix common stock in connection with the solicitation of proxies by and on behalf of the Board for use at the Annual Meeting.

All shares of Orthofix common stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and which are not validly revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated on a properly executed proxy, such proxy will be voted in favor of each of the proposals. The Board does not know of any other matters that are to be presented for consideration at the Annual Meeting.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (1) filing with Orthofix, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, or (2) duly executing a subsequent proxy relating to the same shares of Orthofix common stock and delivering it to Orthofix before the Annual Meeting. Attending the Annual Meeting will not in and of itself constitute the revocation of a proxy. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to: Orthofix Medical Inc., 3451 Plano Parkway, Lewisville, Texas 75056, at or before the taking of the vote at the Annual Meeting.

Voting is confidential

We maintain a policy of keeping all proxies and ballots confidential.

The costs of soliciting these proxies and who will pay them

We will pay all the costs of soliciting these proxies, including reimbursing banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you. Our directors and employees may also solicit proxies by telephone, fax or other electronic means of communication, or in person.

Obtaining an Annual Report on Form 10-K

We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the “2018 Form 10-K”) with the U.S. Securities and Exchange Commission (the “SEC”). The 2018 Form 10-K is available on our website at www.orthofix.com and at http://www.proxydocs.com/ofix. If you would like to receive an additional copy of the 2018 Form 10-K, we will send you one free of charge. Please write to:

Orthofix Medical Inc.

3451 Plano Parkway

Lewisville, Texas 75056

Attention: Mr. Mark Quick, Investor Relations

You may also contact Mr. Quick at (214) 937-2924 or at MarkQuick@orthofix.com.

The voting results

We will publish the voting results from the Annual Meeting in a Current Report on Form 8-K, which we will file with the SEC after the conclusion of the meeting. You will also be able to find the Form 8-K on our website at www.orthofix.com.

Whom to call if you have any questions

If you have questions about the Annual Meeting, voting or your ownership of shares of Orthofix common stock, please contact Mr. Quick at (214) 937-2924 or at MarkQuick@orthofix.com. Directions to the meeting can be found at http://www.proxydocs.com/ofix.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on June 10, 2019

This proxy statement, your proxy voting card and the 2018 Form 10-K are available at http://www.proxydocs.com/ofix.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

 OWNERS AND MANAGEMENT AND RELATED

 STOCKHOLDERS

Who are the principal owners of shares of Orthofix common stock?

The following table shows each person, or group of affiliated persons, who beneficially owned, directly or indirectly, at least 5% of the shares of our common stock. Our information is based on reports filed with the SEC by each of the firms or individuals listed in the table below. You may obtain these reports from the SEC.

The Percent of Class figures for the shares of our common stock are based on 19,067,971 shares of our common stock outstanding as of April 23, 2019. Except as otherwise indicated, each shareholder has sole voting and dispositive power with respect to the shares indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	2,908,597	(1)	15.3%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	1,921,240	(2)	10.1%

(1) Information obtained from a Schedule 13G filed with the SEC by BlackRock, Inc. (“BlackRock”) on January 31, 2019. The Schedule 13G discloses that BlackRock has sole power to vote or direct the vote of 2,871,254 shares and sole power to dispose of or to direct the disposition of 2,908,597 shares.

(2) Information obtained from a Schedule 13G/A filed with the SEC by The Vanguard Group, Inc. (“Vanguard”) on February 11, 2019. The Schedule 13G/A discloses that Vanguard has sole power to vote or direct the vote of 31,887 shares, shared power to vote or direct the vote of 7,396 shares, sole power to dispose of or to direct the disposition of 1,883,823 shares, and shared power to dispose of or to direct the disposition of 37,417 shares.

Shares of common stock owned by Orthofix’s directors and executive officers

The following table sets forth the beneficial ownership of shares of our common stock, including stock options currently exercisable and exercisable within 60 days of April 23, 2019, by each director, each director nominee, each current executive officer listed in the Summary Compensation Table, and all current directors, director nominees and executive officers as a group. The Percent of Class figure is based on 19,067,971 shares of our common stock outstanding as of April 23, 2019. All directors and executive officers as a group beneficially owned 1,154,025 shares of our common stock as of such date. Unless otherwise indicated, the beneficial owners exercise sole voting and/or investment power over their shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Ronald A. Matricaria	137,727	(1)	*
Luke Faulstick	32,179	(2)	*
James F. Hinrichs	63,567	(3)	*
Alexis V. Lukianov	22,302	(4)	*
Lilly Marks	39,765	(5)	*
Michael E. Paolucci	33,929	(6)	*
Maria Sainz	32,402	(7)	*
John Sicard	10,400	(8)	*
Bradley R. Mason	431,552	(9)	2.2%
Douglas C. Rice	73,950	(10)	*
Kimberley A. Elting	26,670	(11)	*
Michael M. Finegan	124,499	(12)	*
Bradley V. Niemann	53,229	(13)	*
All directors and executive officers as a group (14 persons)	1,154,025		5.8%

* Represents less than one percent.

(1) Reflects 95,945 shares owned directly, 11,782 shares issuable pursuant to deferred stock units that are potentially issuable within 60 days of April 23, 2019 and 30,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of April 23, 2019.

(2) Reflects 6,479 shares issuable pursuant to deferred stock units that are potentially issuable within 60 days of April 23, 2019 and 25,700 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of April 23, 2019.

(3) Reflects 27,088 shares owned directly, 6,479 shares issuable pursuant to deferred stock units that are potentially issuable within 60 days of April 23, 2019 and 30,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of April 23, 2019.

(4) Reflects 823 shares owned directly, 6,479 shares issuable pursuant to deferred stock units that are potentially issuable within 60 days of April 23, 2019 and 15,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of April 23, 2019.

(5) Reflects 10,786 shares owned directly, 6,479 shares issuable pursuant to deferred stock units that are potentially issuable within 60 days of April 23, 2019 and 22,500 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of April 23, 2019.

(6) Reflects 4,950 shares owned directly, 6,479 shares issuable pursuant to deferred stock units that are potentially issuable within 60 days of April 23, 2019 and 22,500 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of April 23, 2019.

(7) Reflects 25,923 shares owned directly and 6,479 shares issuable pursuant to deferred stock units that are potentially issuable within 60 days of April 23, 2019.

(8) Reflects 2,900 shares issuable pursuant to deferred stock units that are potentially issuable within 60 days of April 23, 2019 and 7,500 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of April 23, 2019.

(9) Reflects 139,901 shares owned directly and 291,651 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of April 23, 2019.

(10) Reflects 30,762 shares owned directly and 43,188 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of April 23, 2019.

(11) Reflects 16,570 shares owned directly and 10,100 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of April 23, 2019.

(12) Reflects 35,317 shares owned directly and 89,182 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of April 23, 2019.

(13) Reflects 25,904 shares owned directly and 27,325 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of April 23, 2019.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING

 COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and holders of more than 10% of our common stock (collectively, the “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Such persons are required by regulations of the SEC to furnish us with copies of all such filings. Based on our review of these reports and related representations by the Reporting Persons, we believe that all Section 16(a) reports were filed timely in 2018, except that, due to an internal administrative error at the Company, the Form 4 relating to the September 5, 2018 grant of restricted stock to Kimberley A. Elting was filed one business day late.

executive officers

Our executive officers are listed and described below. Messrs. Mason, Rice, Finegan and Niemann, and Ms. Elting are referred to collectively throughout this proxy statement as our “named executive officers.”

Name	Age	Position
Bradley R. Mason	65	President and Chief Executive Officer and Director
Douglas C. Rice	53	Chief Financial Officer
Davide Bianchi	54	President of Global Extremities
Kimberley A. Elting	54	Chief Legal and Administrative Officer
Michael M. Finegan	55	Chief Strategy Officer
Bradley V. Niemann	49	President of Global Spine

Bradley R. Mason. Mr. Mason has served as President and Chief Executive Officer since March 2013 and as a director since June 2013. Mr. Mason rejoined Orthofix in March 2013 after previously serving as Group President, North America from June 2008 through October 2009, and as a Strategic Advisor from November 2009 through October 2010. Prior to being appointed as Group President, North America, he had served as a Vice President of the Company since December 2003, when the Company acquired Breg, Inc. Prior to its acquisition by Orthofix, Mr. Mason had served as President and Chairman of Breg, a company he principally founded in 1989 with five other shareholders. Mr. Mason has over 30 years of experience in the medical device industry, some of which were spent with dj Orthopedics (formally DonJoy) where he became an owner and executive in its early development stage and held the position of Executive Vice President. Following his retirement from Orthofix in 2010, he served in a variety of part-time consulting and advisory roles, including as a consultant to Orthofix since October 2012, which consulting relationship terminated as of March 13, 2013 when he rejoined Orthofix. Mr. Mason is the named inventor on 38 issued patents in the orthopedic product arena. He graduated Summa Cum Laude with an Associate of Arts and Associate of Science degree from MiraCosta College.

Douglas C. Rice. Mr. Rice became the Company’s Chief Financial Officer in April 2015. He joined Orthofix as Chief Accounting Officer in September 2014 and was appointed to the position of Interim Chief Financial Officer later that month. Mr. Rice joined the Company from Vision Source, an international optometric network provider, where he had served since 2012 as Chief Financial Officer. Mr. Rice served as the Vice President Finance, Treasurer of McAfee, a security technology company, from 2007 to 2012, when it was acquired by Intel. From 2000 to 2007, he served as the Senior Vice President, Corporate Controller of Concentra, Inc., a national healthcare service provider. Mr. Rice’s over 30 years of finance experience also included finance leadership positions with la Madeleine, Allied Marketing Group as well as PricewaterhouseCoopers (formerly Coopers & Lybrand). He is a certified public accountant, and holds an MBA and BBA, with honors, from Southern Methodist University.

Davide Bianchi. Mr. Bianchi joined Orthofix as President, International Extremity Fixation in July 2013 and was named as the Company’s President, Global Extremity Fixation in December 2013. In June 2018, he became the Company’s President, Global Extremities. From February 2009 through June 2013, Mr. Bianchi served as President of the Heart Valve Global Business Unit at Sorin Group. Earlier in his career, he spent 10 years with Edwards Lifesciences, where he served as the European Marketing Manager; the Business Director, Emerging Markets; the Managing Director, Germany; the Vice President, Sales; and, most recently, the Vice President,

Marketing, EMEA. Mr. Bianchi received his Master in Business Management from ISTUD Milano and a Non-Executive Director diploma from the Financial Times business school in London.

Kimberley A. Elting. Ms. Elting joined Orthofix as Chief Legal Officer in September 2016 and was named Chief Legal and Administrative Officer in 2017. Before joining the Company, she had served since 2013 as General Counsel and Vice President Corporate Affairs at TriVascular Technologies, Inc. In this role, she led the legal, compliance, human resources (HR) and government affairs functions. Between 2007 and 2012, she served in various roles of increasing responsibility with St. Jude Medical, including General Counsel and Vice President of HR and Health Policy for the Neuromodulation Division. She also previously was a partner at the Jones Day law firm where she counseled clients in the health care sector on mergers and acquisitions and regulatory matters. A graduate of Ithaca College, Ms. Elting earned her Law Degree from the University of Denver and an LL.M. in Health Law from Loyola University Chicago.

Michael M. Finegan. Mr. Finegan joined Orthofix in June 2006 as Vice President of Corporate Development, and became the President, Biologics in March 2009. In October 2011, he was promoted to Senior Vice President, Business Development, and President, Biologics, and in June 2013, to his current position as Chief Strategy Officer. Prior to joining Orthofix, Mr. Finegan spent 16 years as an executive with Boston Scientific in a number of different operating and strategic roles, most recently as Vice President of Corporate Sales. Earlier in his career, Mr. Finegan held sales and marketing roles with Marion Laboratories and spent three years in banking with First Union Corporation (Wachovia). Mr. Finegan earned a Bachelor of Arts in Economics from Wake Forest University.

Bradley V. Niemann. Mr. Niemann was appointed President of the BioStim strategic business unit in June 2013. In June 2018, he became the Company’s President, Global Spine. He joined Orthofix in March 2012 as Senior Vice President of Commercial Operations for Orthofix’s Global Spine Business. Mr. Niemann has more than 15 years of experience in the medical devices industry, with a particularly strong track record in expanding the utilization of bone growth stimulation technology. From 2004-2012, Mr. Niemann worked in a variety of management roles at DJO Global, Inc. before joining Orthofix. Mr. Niemann holds a Bachelor of Science in Management from DePaul University.

INFORMATION ABOUT DIRECTORS

The Board of Directors and Committees of the Board

Our Bylaws provide that the Board shall consist of not less than six and no more than fifteen directors, the exact number to be determined from time-to-time by resolution of the Board. The Board is currently comprised of nine seats, though one current member of the Board, Luke Faulstick, will be retiring from the Board effective as of the date of the Annual Meeting. The Board has resolved to set the size of the Board at eight seats effective at such time.

In February 2019, the Company announced that Mr. Mason would be retiring as President and Chief Executive Officer. The Board has begun to search for and evaluate potential successor candidates in accordance with its CEO succession. Mr. Mason will be standing for re-election as a director at the Annual Meeting. However, it is our expectation that when a CEO successor is appointed by the Board, that Mr. Mason will retire from the Board at such time, and that the Board will appoint such CEO successor as a director.

Directors are elected at each annual meeting of shareholders by a plurality of the votes cast, in person or by proxy by the shareholders. We currently do not have a policy regarding director attendance at the annual meeting. No directors were present at last year’s annual meeting, which was held in Curaçao, prior to our company’s subsequent domestication to the State of Delaware. Now that our annual meetings will be held in the United States, we expect that some or all directors will attend our annual meetings.

The Board meets at least four times per year in person at regularly scheduled quarterly meetings, but will meet more often in person if necessary. In addition, the Board typically holds several additional meetings each year by telephone conference as events require. The Board met seven times during 2018, five of which were in-person meetings. The Board has four standing committees: the Audit and Finance Committee, the Compensation Committee, the Compliance and Ethics Committee and the Nominating and Governance Committee. During 2018 every director attended 75% or more of the aggregate of all meetings of the Board and the Committees on which he or she served held during the period for which he or she was a director or Committee member, as applicable.

Of our nine current directors, the Board has determined that each of Mr. Faulstick, Mr. Hinrichs, Mr. Lukianov, Ms. Marks, Mr. Matricaria, Mr. Paolucci, Ms. Sainz and Mr. Sicard are independent under the current Nasdaq listing standards. Mr. Mason is not considered independent, as he also serves as the Company’s President and Chief Executive Officer. A list of our director nominees and background information for each of them is presented in the section “Proposal 1: Election of Directors,” beginning on page 50.

Board Leadership Structure

Mr. Matricaria, who is an independent director, serves as the Chairman of the Board. Mr. Mason, who is also a director, serves as the Company’s President and Chief Executive Officer. The Board believes that the separation of these two critical roles best serves the Company’s shareholders at this time because it allows our President and Chief Executive Officer to focus on providing leadership over our day-to-day operations while our independent Chairman focuses on leadership of the Board.

The Audit and Finance Committee

Our Audit and Finance Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The committee oversees the Company’s financial reporting process on behalf of the Board. The committee is responsible for the selection, compensation, and oversight of the Company’s independent registered public accounting firm. The committee reviews matters relating to the Company’s internal controls, as well as other matters warranting committee attention. The committee also meets privately, outside the presence of Orthofix management, with our independent registered public accounting firm. The Audit and Finance Committee’s report for 2018 is printed below at page 58.

The Board has adopted a written charter for the Audit and Finance Committee, a copy of which is available for review on our website at www.orthofix.com.

The Audit and Finance Committee met eight times during 2018 (four of which were in-person meetings).

Mr. Hinrichs, Mr. Matricaria and Mr. Sicard currently serve as members of the Audit and Finance Committee, with Mr. Hinrichs serving as Chair. Under the current rules of Nasdaq and pursuant to Rule 10A-3 of Schedule 14A under the Exchange Act, all of the committee members are independent. The Board has determined that Mr. Hinrichs is an “audit committee financial expert” as that term is defined in Item 407(d) of Regulation S-K.

The Compensation Committee

The Compensation Committee is responsible for establishing compensation policies and determining, approving and overseeing the total compensation packages for our executive officers, including all elements of compensation. The committee administers our Amended and Restated 2012 Long-Term Incentive Plan (the “2012 LTIP”), the primary equity incentive plan under which we make equity-related awards, together with its predecessor, the 2004 Long-Term Incentive Plan (under which some grants made prior to 2013 remain outstanding) (the “2004 LTIP”). In addition, the committee administers our Second Amended and Restated Stock Purchase Plan (the “SPP”), an equity plan under which most of our employees and directors are eligible to purchase shares of Company common stock.

The Compensation Committee met six times during 2018 (four of which were in-person meetings).

The Board has adopted a written charter for the Compensation Committee, a copy of which is available for review on our website at www.orthofix.com.

Mr. Lukianov, Mr. Paolucci and Ms. Sainz currently serve as members of the Compensation Committee, with Mr. Paolucci serving as Chair. All of these members (i) are non-employee, non-affiliated, outside directors who have been determined by the Board to be independent under the current rules of Nasdaq and (ii) satisfy the qualification standards of Section 162(m) of the Code, and Section 16 of the Exchange Act.

No interlocking relationship, as defined in the Exchange Act, currently exists, nor existed during 2018, between the Board or Compensation Committee and the board of directors or compensation committee of any other entity.

The Compliance and Ethics Committee

The Compliance and Ethics Committee assists the Board in overseeing the Company’s Corporate Compliance and Ethics Program and the Company’s global compliance with various international and domestic laws and regulations, including those related to the U.S. Food and Drug Administration and requirements of the U.S. Foreign Corrupt Practices Act and other applicable global anti-corruption laws. The committee also assists the Board in overseeing the Company’s compliance with the Company’s own Corporate Code of Conduct, policies and procedures.

The Compliance and Ethics Committee met four times in 2018 (all of which were in-person meetings).

The Board has adopted a written charter for the Compliance and Ethics Committee, a copy of which is available for review on our website at www.orthofix.com.

Ms. Marks, Mr. Paolucci and Ms. Sainz currently serve as members of the Compliance and Ethics Committee, with Ms. Sainz serving as Chair. All of these members have been determined by the Board to be independent under the current rules of the Nasdaq Global Select Market and the SEC.

The Nominating and Governance Committee

The Nominating and Governance Committee assists the Board in identifying qualified individuals to become Board members, recommends to the Board nominees for election at each annual meeting of shareholders, develops and recommends to the Board the Company’s corporate governance principles and guidelines, and evaluates potential candidates for executive positions as appropriate. In connection with this role, the committee periodically reviews the composition of the Board in light of the characteristics of independence, skills, experience and availability of service, with an emphasis on the particular areas of skill and experience needed by the Board at any given time. The committee periodically reviews with the Chairman of the Board and the President and Chief Executive Officer succession planning, and makes recommendations to the Board in connection with succession planning. The committee also oversees the Board’s annual evaluation process, which includes the completion of questionnaires covering the Board, each committee and individual director performance.

The Nominating and Governance Committee met four times in 2018 (all of which were in-person meetings).

The Board has adopted a written charter for the Nominating and Governance Committee, a copy of which is available for review on our website at www.orthofix.com.

Mr. Faulstick, Mr. Hinrichs and Mr. Lukianov currently serve as members of the Nominating and Governance Committee, with Mr. Faulstick serving as Chair. All of these members have been determined by the Board to be independent under the current rules of Nasdaq and the SEC.

Succession Planning

The Board has long taken succession planning seriously and views ensuring thoughtful, seamless and effective transitions of leadership to be a primary responsibility of the board.  In February 2019, the Company announced that President and Chief Executive Bradley R. Mason will retire upon the appointment of his successor, which is expected to be no later than October 31, 2019 (the “Succession and Retirement Date”).  Pursuant to its CEO Succession Plan, the Board has initiated its search for and evaluation of potential candidates to succeed Mr.

Mason.  The Board and Mr. Mason have agreed that Mr. Mason will provide ongoing transition assistance to Orthofix pursuant to a consulting arrangement during the twelve months following the Succession and Retirement Date.  See “Potential Payments Upon Termination or Change in Control – Transition and Retirement Agreement” for more information.

Board’s Role in Risk Oversight

The Board plays an important role in overseeing various risks that we may face from time to time. While the full Board has primary responsibility for risk oversight, it utilizes its committees, as appropriate, to monitor and address the risks that may be within the scope of a particular committee’s expertise or charter. For example, the Audit and Finance Committee oversees our financial statements and the Compliance and Ethics Committee assists in the Board’s oversight of compliance with certain legal and regulatory requirements. The Board believes the composition of its committees, and the distribution of the particular expertise of each committee’s members, makes this an appropriate structure to more effectively monitor these risks.

An important feature of the Board’s risk oversight function is to receive updates from its committees and management, as appropriate. In that regard, the Board regularly receives updates from the President and Chief Executive Officer, Chief Financial Officer, Chief Legal and Administrative Officer, and Chief Ethics and Compliance Officer, including in connection with material litigation and legal compliance matters. The Board also receives updates at quarterly in-person Board meetings on committee activities from each committee Chair. In addition, the senior executive of each Company division or business unit periodically reviews and assesses the most significant risks associated with his or her division or unit. These assessments are then aggregated by our management team and presented to the Board. The Board regularly discusses with management these risk assessments and includes risk management and risk mitigation as part of its oversight of the enterprise risk management program and its ongoing strategic planning process.

Corporate Code of Conduct

Our Corporate Code of Conduct is the Company’s code of ethics applicable to all directors, officers and employees worldwide. The goals of our Corporate Code of Conduct, as well as our general corporate compliance and ethics program (which we have branded the Integrity Advantage™ Program), are to deter wrongdoing and to promote (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (ii) the full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us, (iii) compliance with applicable governmental laws, rules and regulations, (iv) the prompt internal reporting of violations of the Corporate Code of Conduct, and (v) accountability for adherence to the Corporate Code of Conduct. Our Corporate Code of Conduct applies to all areas of professional conduct, including customer relationships, conflicts of interest, financial reporting, use of company assets, insider trading, intellectual property, confidential information and workplace conduct. Under the Corporate Code of Conduct, employees, directors and executive officers are responsible for promptly reporting potential violations of any law, regulation or the Corporate Code of Conduct to appropriate personnel or a hotline we have established.

Our Corporate Code of Conduct is available for review on our website at www.orthofix.com under the Corporate Governance caption in the Investors section.

Corporate Responsibility, Environmental and Sustainability Matters

Patients are at the center of everything we do, and our work is focused on the development of innovative medical devices that deliver value to patients, physicians, and the broader society. In the communities where we have facilities, such as Lewisville, Texas, we are actively involved in community outreach and charitable efforts, donating time, resources and funds to veterans organizations, Habitat for Humanity, and medical aid organizations.  In addition, through our grants programs, we support charitable patient programs around the world, medical research and philanthropic endeavors.   We have long recognized the growing interest of our investors, associates and business partners in environmental, social and governance issues and principles of responsible investing.  Accordingly, the Company has a long-standing commitment to our shareholders, patients, employees and communities to operate in a sustainable and socially responsible manner.

Shareholder Communication with the Board

To facilitate the ability of shareholders to communicate with the Board, we have established an electronic mailing address and a physical mailing address to which communications may be sent: boardofdirectors@orthofix.com, The Board of Directors, c/o Mr. Ronald A. Matricaria, Chairman of the Board, Orthofix Medical Inc., 3451 Plano Parkway, Lewisville, TX 75056.

Mr. Matricaria reviews all correspondence addressed to the Board and presents to the Board a summary of all such correspondence and forwards to the Board or individual directors, as the case may be, copies of all correspondence that, in the opinion of Mr. Matricaria, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Examples of communications that would be logged, but not automatically forwarded, include solicitations for products and services or items of a personal nature not relevant to us or our shareholders. Directors may at any time review the log of all correspondence received by Orthofix that is addressed to members of the Board and request copies of any such correspondence.

Nomination of Directors

As provided in its charter, the Nominating and Governance Committee identifies and recommends to the Board nominees for election or re-election to the Board and will consider nominations submitted by shareholders. The Nominating and Governance Committee Charter is available for review on our website at www.orthofix.com.

The Nominating and Governance Committee seeks to create a Board that is strong in its collective diversity of skills and experience with respect to finance, research and development, commercialization, sales, distribution, leadership, technologies and life science industry knowledge. The Nominating and Governance Committee reviews with the Board, on an annual basis, the current composition of the Board in light of the characteristics of independence, skills, experience and availability of service to Orthofix of its members and of anticipated needs. If necessary, we will retain a third party to assist us in identifying or evaluating any potential nominees for director. When the Nominating and Governance Committee reviews a potential new candidate, it looks specifically at the candidate’s qualifications in light of the needs of the Board at that time given the then current mix of director attributes.

As provided for in our Corporate Governance Guidelines, in nominating director candidates, the Nominating and Governance Committee strives to nominate directors that exhibit high standards of ethics, integrity, commitment and accountability. In addition, our Corporate Governance Guidelines state that all nominations should attempt to ensure that the Board shall encompass a range of talent, skills and expertise sufficient to provide sound guidance with respect to our operations and activities. Other than as set forth in the Corporate Governance Guidelines with respect to the Board’s objective in seeking directors with a range of talent, skills and expertise, the Board and the Nominating and Governance Committee do not have a formal policy with respect to the diversity of directors.

Under our Corporate Governance Guidelines, directors must inform the Chairman of the Board and the Chair of the Nominating and Governance Committee in advance of accepting an invitation to serve on another company’s board of directors. In addition, no director may sit on the board of directors of, or beneficially own a significant financial interest in, any business that is a material competitor of Orthofix. The Nominating and Governance Committee reviews any applicable facts and circumstances relating to any such potential conflict of interest and determines in its reasonable discretion whether a conflict exists.

To recommend a nominee, a shareholder shall send notice to The Board of Directors, Chair of the Nominating and Governance Committee of Orthofix Medical Inc., 3451 Plano Parkway, Lewisville, TX 75056. This notice should include the candidate’s brief biographical description, a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above and the candidate’s signed consent to be named in the proxy statement and to serve as a director if elected. The notice must be given not later than 180 days before the first anniversary of the last annual meeting of shareholders. Once we receive the recommendation, the Nominating and Governance Committee will determine whether to contact the candidate to request that he or she provide us with additional information about the candidate’s independence, qualifications and other information that would assist the Nominating and Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our proxy statement, if nominated. Candidates must respond to our inquiries within the time frame provided in order to be considered for nomination by the Nominating and Governance Committee.

The Nominating and Governance Committee has not received any nominations for director from shareholders for the Annual Meeting.

CERTAIN RELATIONSHIPS AND RELATED

TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

The Compensation Committee, comprised entirely of independent, non-management directors, is responsible for establishing and administering the Company’s policies involving the compensation of its executive officers. No employee of the Company serves on the Compensation Committee. The Committee members have no interlocking relationships as defined by the SEC.

Approval of Related Person Transactions

Our policy, which is set forth in our Corporate Code of Conduct and Audit and Finance Committee charter, is that the Audit and Finance Committee will review and approve all related person transactions that meet the minimum threshold for disclosure under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).

Transactions with Related Persons

Tyson Fujikawa, the son of Raymond Fujikawa, our former President, Spine Fixation, was employed by the Company from 2007 through June 2018 and most recently served as Vice President of International Sales Spine Fixation. For 2018, Tyson Fujikawa’s total cash compensation was approximately $535,000 which includes base salary, bonus, sales commissions and severance payments. In addition, during 2018, he participated in the Company’s general welfare plans. These arrangements were approved by our Audit and Finance Committee.

Compensation Discussion and Analysis

Executive Overview

We focus our compensation program for our named executive officers (“NEOs”) and other executives on financial, strategic and operational goals established by the Board of Directors to create value for our shareholders. Our guiding compensation principle is to pay for performance. Our compensation program is designed to motivate, measure and reward the successful achievement of our strategic and operating goals without promoting excessive or unnecessary risk taking. In 2018, as an example, we set ambitious financial goals for our annual cash incentive plan and fell short of achieving the full value of those goals, resulting in below target payouts for all NEOs.

In the second half of 2018, we realigned our business unit structure to better position the Company for organic and inorganic growth, and to assist us in meeting our growth expectations in 2019 and beyond.  We are currently focused on our organic growth initiatives and actively pursuing value-accretive inorganic opportunities to further accelerate growth.  We believe that we remain well-positioned to execute on both organic and inorganic strategic opportunities focused on accelerating shareholder value creation. Notable highlights and accomplishments in 2018 including the following:

•	Net sales were $453.0 million, an increase of 4.4% on a reported basis and 3.9% on a constant currency basis.
•	Net income from continuing operations was $13.8 million, an increase of 89.4% from the prior year.

Over the one, three, and five year periods ended December 31, 2018, Orthofix’s common stock had an annual compound total shareholder return of -4.0%, 10.2% and 18.1%, respectively. By comparison, the S&P Healthcare Equipment Select Industry Index (which is the index that we use for purposes of employee performance stock unit grants), returned 9.6%, 17.3%, and 15.4% over the same periods.

Our Compensation Committee sets performance goals with the intent that it will be challenging for a participant to receive 100% of his or her incentive opportunity target award in any given year. For 2018, notwithstanding the year-over-year increases in net sales and net income from continuing operations described above, our executive officers received annual bonuses between 66-78% of their annual target, depending on the individual. We believe this illustrates the Company’s commitment to a pay-for-performance philosophy of executive compensation.

Consistent with shareholder interests and market best practices, our executive compensation program includes the following sound governance features:

What we do:

✓	Align a significant amount of executive pay with overall performance of the business and the Company’s common stock
✓	Set meaningful performance targets for annual and performance-based awards, approved by the Compensation Committee
✓	Discourage unnecessary and inappropriate risk taking, including obtaining an annual independent risk assessment analysis

✓	Maintain robust stock ownership guidelines for our executive officers and directors (including 5x salary for CEO)
✓	Maintain an incentive compensation clawback policy
✓	Provide for “double-trigger” change in control vesting on all new equity grants to executive officers since 2016, and no “single-trigger” cash or similar payment rights upon a change in control
✓	Retain an independent compensation consultant who conducts an annual benchmarking of our compensation against industry peer group
✓	Include caps on annual incentive plan payments and shares earned under performance-based stock awards
What we don’t do:
X	Pay dividends or dividend equivalents on stock options or restricted stock units
X	Maintain employment agreements with executive officers (unless required by law)
X	Pay excise tax gross-ups for change in control payments
X	Reprice stock options
X	Provide excessive perquisites
X	Pay cash severance under our current agreements and policies (including to CEO) in excess of 1.5x salary and bonus (2.0x in the case of a change in control)
X	Permit hedging or pledging of our securities by directors or executive officers

Compensation Guiding Principles and Philosophy

The Compensation Committee (referred to throughout this Compensation Discussion and Analysis as the “Committee”) is comprised solely of independent directors. The Committee recommends to the Board for determination by the Board, the President and Chief Executive Officer’s compensation, and discharges the responsibilities of the Board relating to all compensation of the Company’s other executive officers (including equity-based compensation for both executive officers and other key employees). The Committee guides itself in large part by our executive compensation philosophy. The compensation program for executive officers reflects the Committee’s “pay-for-performance” outlook, which seeks to align compensation with the goals of growing our business and increasing shareholder value.

The Committee is guided by a set of overall compensation guiding principles (the “Executive Compensation Guiding Principles”), which most recently were affirmed by the Committee in September 2018. These guiding principles are as follows:

•	Each compensation element should be competitive within the medical device industry (anchored to a target market position) but also tailored to Orthofix’s individual circumstances and business needs.
•	Variable compensation should provide significant leverage (upside and downside) so that payouts are commensurate with performance and aligned with shareholders.
•	Each compensation element should support Orthofix’s business strategy and hiring objectives of attracting, retaining and motivating top talent.
•

The Committee will have responsibility for all compensation decisions related to executive officers, who are Section 16 reporting persons (referred to collectively as the Section 16 executive officers).

•

Management will have responsibility for compensation decisions related to all executives of the Company who are not Section 16 executive officers, subject to limits established by the Committee (i.e., long-term incentive awards and change in control agreement participation).

•	The Company’s executive compensation program should be easily understood by employees.

Management is responsible for effectively communicating the design and administration of the program to employees. Consistent with these principles, the Committee’s compensation philosophy is to fairly compensate executive officers with an emphasis on providing incentives that balance our short- and long-term objectives. As described in more detail below, achievement of short-term objectives is rewarded through annual cash incentive awards, while grants of performance share units, and time-based vesting stock options, restricted stock and restricted stock units, encourage executive officers to focus on our long-term goals. These core components remain the basis for our executive compensation philosophy as we seek to achieve profitable growth. The Committee retains full discretion to set compensation (including salary and bonus amounts) and make long-term incentive awards that differ from the Executive Compensation Guiding Principles, especially when special retention, recruitment or other factors suggest that such changes are believed to be in the best interests of the Company and its stockholders. The Executive Compensation Guiding Principles are reviewed and updated from time to time by the Committee.

In implementing this overall “pay-for-performance” compensation philosophy for the Company’s executive officers, the Committee places considerable emphasis on variable elements of pay within the executive compensation program. These elements consist of the Company’s annual incentive plan, which is intended to reward executive officers for achieving specific operating and financial objectives during the fiscal year, as well as a long-term incentive plan that consists of stock options, balanced with both performance-based and time-based vesting stock awards The Committee seeks to provide rewards through the annual incentive plan by measuring performance based on key pre-established measures reflecting strong financial performance by the Company and its business units. The Committee also seeks to align executives’ interests with shareholders via grants of equity, as the value of these awards appreciates in accordance with the market value of the Company’s common stock. In addition to variable compensation programs, executives also receive health and welfare benefits (including our 401(k) plan) that are generally consistent with those provided by our peer group and with the level of health and welfare benefits provided to all Company employees.

Governance of Executive Compensation

As described further below, executive compensation for our executive officers is reviewed and established annually by the Committee, which consists solely of independent directors. The Committee’s compensation decisions are intended to reflect its ongoing commitment to strong compensation governance, which the Committee believes is reflected in the following elements of our executive compensation:

•

Pay At Risk Based on Performance — As our programs are designed using a “pay-for-performance” philosophy, actual pay realized (earned) by our executives is predominantly at risk through our performance-based annual incentive program and through our long-term incentive grants that consist of both stock options (which will only provide value to executives if our stock price appreciates) and both time-based and performance-based vesting stock awards. For example, 50% of the total annual equity awards made through our long-term incentive grants only vest based on certain total shareholder return (“TSR”) criteria being met. In structuring this mix of compensatory elements, the Committee seeks to deliver pay in a way that reinforces focus on balancing short- and long-term financial performance objectives, while supporting performance with policies that focus on prudent risk taking and the balance between risk and reward.

•

Stock Ownership Guidelines Align Our Executive Officers and Directors with Shareholders —We have adopted stock ownership guidelines that apply to all of our executive officers and directors. The guidelines provide that the President and Chief Executive Officer should have an ownership in the Company’s common stock equal to five times his or her annual base salary, while all other executive officers (including executive officers who are not “named executive officers” in the proxy statement) should have ownership equal to two times his or her annual base salary. The guidelines provide that each director should have ownership equal to three times his or her annual director fee compensation. Full credit is given under the guidelines for common stock owned, while 50% credit is provided for (i) unvested time-based vesting restricted stock and (ii) the unrealized gain on vested and in-the-money stock options. No credit is given for unvested stock options, out-of-the-money stock options or unvested performance vesting restricted stock or units. The guidelines include a 5 year phase-in period from the date of appointment or election, as applicable, and progress towards meeting and maintaining these amounts is measured annually as of February 28. Subject to phase-in periods for recent appointments, all executive officers and directors are in compliance with the policy at the present time.

•

Independent Report Supports Committee’s Risk Assessment — The Committee annually assesses the relationship between the Company’s compensation policies and practices as to whether such policies and practices encourage imprudent risk taking, and/or would be reasonably likely to have a material adverse effect on the Company. At the Committee’s request, Mercer LLC (“Mercer”) recently delivered a compensation-based risk assessment report in February 2019. This report assessed potential risk that may be present in the design or administration of the Company’s compensation program, and found that the compensation program aligns overall with shareholder interests, rewards pay-for-performance, and does not promote unnecessary or excessive risk.

•     Use of Independently Prepared Competitive Assessments — The practice of the Compensation Committee is to engage the Company’s compensation consultant to prepare an independent executive compensation competitive assessment to measure our program against peer companies and other survey data. The Committee takes these results into consideration in approving our executive compensation program.

Compensation Process

The Committee is responsible for establishing and evaluating compensation policies and determining, approving and evaluating executive compensation, including the total compensation packages for our Section 16 executive officers. The Committee is also responsible for administering the Company’s equity incentive plans and other executive compensation policies and programs. The Committee specifically considers and approves the compensation for the executive officers and recommends for approval of the Board the compensation for the Chief Executive Officer. The Chief Executive Officer is prohibited from being present during Committee or Board voting or deliberations with respect to his own compensation arrangements. The Committee also is responsible for making recommendations to the Board regarding the compensation of directors. The Committee relies on the President and Chief Executive Officer to make recommendations on certain aspects of compensation as discussed below. The Committee acts under a written charter adopted by the Board. The Committee reviews its charter annually and recommends any changes to the Board. The charter is available on our website at www.orthofix.com.  Messrs. Lukianov and Paolucci and Ms. Sainz currently serve as the members of the Compensation Committee, with Mr. Paolucci serving as Chair.

Each member of the Committee is an independent, non-employee, non-affiliated, outside director. The Committee has furnished its report below.

Role of Executive Officers

At the Committee’s request, from time to time certain of our senior management present compensation-related initiatives to the Committee. For instance, while the Committee approves all elements of compensation for executive officers, the Committee requests on an annual basis that senior management aid the Committee in fulfilling its duties by facilitating the gathering of information relating to potential targets and goals under our annual incentive program as well as possible equity incentive grants. The Committee then reviews this information in connection with it setting annual incentive targets and goals, or making equity grants. Under the Executive Compensation Guiding Principles, management is responsible for compensation decisions related to all executives who are non-Section 16 officers, subject to limits established by the Committee (e.g., long-term incentive awards and change in control agreement participation). In this context, the President and Chief Executive Officer has general oversight for the non-executive officer employee compensation process within the Company, and provides input to the Committee in such capacity. The President and Chief Executive Officer also provides the Committee with additional input, perspective, and recommendations in connection with the Committee’s salary determinations for executive officers. The President and Chief Executive Officer, Chief Financial Officer, Chief Legal and Administrative Officer, and Vice President of Human Resources frequently attend meetings of the Committee in these respective capacities. These individuals are excluded from any Committee or Board deliberations or votes regarding their own compensation.

Compensation Consultant

The Committee has the authority under its charter to retain, at the Company’s expense, outside compensation consultants to assist in evaluating compensation. The Committee also has the authority to terminate those engagements. In accordance with this authority and to aid the Committee in fulfilling its duties, the Committee has engaged Mercer as its outside compensation consultant since September 2017.

In its role as compensation consultant, Mercer, at the Committee’s request, periodically conducts reviews and recommends updates to our executive officer and director compensation programs and long-term incentive practices.

In connection with their engagement, Mercer reported to the Committee regarding its independence based on the six factors outlined in SEC regulations issued under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Committee considered these factors and concluded that Mercer is independent and that its engagement by the Committee raised no conflicts of interest.

Peer Group Benchmarking

Decisions related to executive compensation program design and pay levels are informed, in part, by the practices and pay levels of comparable peer organizations. The Committee engages Mercer to conduct an annual executive compensation analysis that provides market competitive levels of total compensation. The assessment used in connection with setting 2018 compensation, which was completed and presented in December 2017, compared Orthofix executive officer compensation levels in comparison with market data to determine whether compensation levels for our executive officers remain consistent with market practice and our compensation philosophy. In conducting the assessment, Mercer made comparisons to our peer group and survey data including companies in the life sciences/medical devices industries and technology companies.

In conducting the benchmarking, Mercer utilized a selection of 19 peer companies. This selection of peer companies, or “peer group,” originally was approved by the Committee in the fall of 2017. The members of the peer group were selected for inclusion principally because of their overall similarity to Orthofix in terms of annual revenue, industry sector/sub-sector, medical technology product lines and international penetration. The peer group consists of the following medical technology and device manufacturers and distributors, which we compete against for executive talent.

ABIOMED, Inc.	K2M Group

Angiodynamics, Inc.	LivaNova PLC

Avanos Medical, Inc.	Merit Medical Systems, Inc.

Cardiovascular Systems, Inc.	Nevro Corp.

CONMED Corporation	Natus Medical Inc.

CryoLife, Inc.	NuVasive, Inc.

Haemonetics Corporation	NxStage Medical, Inc.

ICU Medical Inc.	RTI Surgical Inc.

Integer Holdings Corporation Integra LifeSciences Holdings Corporation	Wright Medical Group N.V.

Mercer’s assessment of compensation levels for the Company’s executive officers found that each element of target total direct compensation (i.e., base salary, target cash bonus and target long-term incentive compensation) for the Section 16 executive group as a whole, on average, was within 10% of the market median based on data for the peer group and survey data (as described above). Specifically, Mercer reported that, for the group as a whole, on average, base salary was 4% above the market median, target bonus was 4% above the market median, and target long-term incentive compensation was 3% above the market median.

The Role of Shareholder Say-on-Pay Votes

The Company provides its shareholders with the opportunity to cast an annual advisory, non-binding vote on executive compensation (a “say-on-pay proposal”), and subsequently evaluates these results. At the 2018 annual meeting, the Company’s say-on-pay proposal was supported by 98.2% of the votes cast, which we believe supports the Company’s “pay-for-performance” approach to executive compensation. The Committee evaluated the results of the vote in September 2018.

The Committee believes that the voting results over the course of the last several years (which has included 90% or greater approval votes at each of the Company’s last three annual meetings of shareholders) affirm shareholders’ overall support of the Company’s approach to executive compensation, including continuing efforts by the Committee during that time to evolve the Company’s compensation programs towards policies viewed by institutional and other shareholders as aligning executive compensation with the interests of shareholders and good corporate governance. In addition to responding to the input of shareholders, the Committee also has considered many other factors in designing and evaluating the Company’s executive compensation programs, including the Committee’s assessment of the interaction of our compensation programs with our corporate business objectives, periodic analysis of our programs by our compensation consultant, and annual review of data versus a comparator group of peer companies, each of which is evaluated in the context of the Committee members’ fiduciary duty to act as the directors determine to be in shareholders’ best interests. Each of these factors informed the Compensation Committee’s decisions regarding named executive officers’ compensation for 2018. The Committee will continue to consider feedback from shareholders, including the outcome of the Company’s say-on-pay votes, when making future compensation decisions for its named executive officers.

Elements of Executive Compensation

Overview

Our compensation program for executive officers and other key employees consists of three primary elements:

•	annual salary;
•	performance-based incentives in the form of annual cash bonuses; and
•	long-term equity-based incentives under our long-term incentive plan.

The Committee reviews annually what portion of an executive officer’s compensation should be in the form of salary, potential annual performance-based cash bonuses and long-term equity-based incentive compensation. The Committee believes an appropriate mix of these elements, commensurate with our compensation philosophy, will assist the Committee in meeting its compensation objectives. See below for more information on the Committee’s guidelines for each element of executive compensation. As part of its decision making process, the Committee reviews information setting forth all components of the compensation and benefits received by our named executive officers. This information includes a specific review of dollar amounts for salary, bonus and long-term equity-based incentive compensation. In addition, as further described below, we sometimes grant one-time bonuses and stock awards in connection with new hires and promotions, or for retention or special recognition purposes.

The charts below show the annual total target compensation (full-year base salary, target annual cash incentive compensation and long-term equity incentive compensation received) for our President and Chief Executive Officer and our other named executive officers for 2018. These charts illustrate that a significant portion of our named executive officer total target compensation was performance-based (53% for our President and Chief Executive Officer).

* All other compensation value not displayed as it represents less than 1% of total target compensation.

 Annual Salary

The Committee makes annual determinations with respect to the salaries of executive officers. In making these decisions, the Committee considers proxy peer data and/or market survey data for each individual person, with the target midpoint of the salary being the 50th percentile of the market. The Committee positions actual base salary within the salary range based upon an executive’s experience, performance and contribution to Orthofix’s success. The Committee endeavors to use the full width of the salary range to differentiate pay.

The Committee approved 2018 annual base salaries for executive officers in December 2017. These annual base salary amounts for our currently employed named executive officers were as follows:

Name	Title	2017 Annual Base Salary	2018 Annual Base Salary		Percentage Increase
Bradley R. Mason	President and Chief Executive Officer	$ 710,800	$ 740,000		4.1%
Douglas C. Rice	Chief Financial Officer	$ 390,000	$ 420,000		7.7%
Kimberley A. Elting	Chief Legal and Administrative Officer	$ 382,000	$ 410,000		7.3%
Michael M. Finegan	Chief Strategy Officer	$ 412,000	$ 418,000		1.5%
Bradley V. Niemann	President of Global Spine	$ 370,000	$ 400,000	(1)	8.1%

(1) Amount shown in table reflects Mr. Niemann’s base salary during 2018 after his promotion in June 2018 to President, Global Spine.

Cash Performance-Based Incentives – Annual Incentive Program

The Committee believes that a significant portion of the compensation for each executive officer should be in the form of annual performance-based cash bonuses. These bonuses are provided through our annual incentive program, which seeks to tie an executive officer’s total cash compensation to our immediate, one-year financial performance.

The Committee is responsible for approving the annual bonus plan design every year. At the outset of each year the Committee establishes target performance goals and a range of performance around the target performance goals for which a bonus would be paid as described below. The plan design, metrics, and threshold, target, and maximum goals should support the annual corporate goals and objectives for the year.

For 2018, performance goals for Messrs. Mason, Rice and Finegan and Ms. Elting were based on Company-wide net sales and adjusted EBITDA performance, each weighted at 50%. Adjusted EBITDA consists of EBITDA (defined as GAAP-derived income from continuing operations less net interest expense, income tax expense, depreciation and amortization) net of credits or charges that were considered by the Committee at the time bonus targets were set to be outside of the normal ongoing operations of the Company. For Mr. Niemann, these two metrics were each weighted at 25%, while sales and adjusted EBITDA for Mr. Niemann’s strategic business units were each collectively weighted at 25%. Because Mr. Niemann was promoted mid-year from President of Biostim (now referred to as Bone Growth Therapies) to President, Global Spine, full-year sales and adjusted EBITDA for each of the Bone Growth Therapies SBU and Global Spine were each weighted at 12.5% to achieve this collective 25% weighting.

The Committee set the performance goals with the intent that it will be challenging for a participant to receive 100% of his or her incentive opportunity target award. However, an executive officer can earn up to 150% of his or her targeted bonus based upon actual performance measured against the range of established performance goals. No payouts are made for performance below the 50% achievement threshold on any specific goal.

The proposed goals and related matrix were reviewed and approved by the Committee in March 2018, and performance was then subsequently assessed by the Committee in February 2019. Each of the Committee members at the time of the applicable action participated in and approved these respective determinations.

The table below describes the target goals and actual achievement for the categories described above in 2018.

			Achievement Level (in millions)					Weighted Achievement
	Weighting		Threshold	Target	Maximum		Achievement	% of Target
Category of 2018 Goals(1)	Other NEOs	Mr. Niemann	50%	100%	150%	Actual	% of Target	Other NEOs	Mr. Niemann
Company-wide Net Sales	50.0%	25.0%	$440.7	$459.1	$468.3	$446.3	65.2%	32.6%	16.3%
Company-wide Adjusted EBITDA	50.0%	25.0%	$93.3	$106.0	$116.6	$97.6	66.9%	33.4%	16.7%
Bone Growth Therapies SBU Net Sales	0.0%	12.5%	$188.2	$194.0	$199.8	$195.3	110.8%	0.0%	13.8%
Bone Growth Therapies SBU Adjusted EBITDA	0.0%	12.5%	$65.3	$71.8	$75.4	$72.2	105.5%	0.0%	13.2%
Global Spine Net Sales	0.0%	12.5%	$342.3	$355.1	$365.1	$346.9	67.9%	0.0%	8.5%
Global Spine Adjusted EBITDA	0.0%	12.5%	$91.4	$101.8	$108.0	$96.2	73.4%	0.0%	9.2%
Total	100.0%	100.0%						66.0%	77.7%

(1) Committee approval of targets in March 2018 provided that targeted amounts would be adjusted to eliminate the effect of subsequent currency fluctuations.  The targeted amounts shown in the table reflect the original targets as adjusted to reflect such pre-approved constant currency adjustments.

Aggregate Payouts

To calculate the bonus amount payable, the aggregate weighted achievement percentage for each named executive officer was multiplied by the target amount of bonus for which that participant was eligible. These results are described in the table below:

Name	2018 Base Salary Amount	Target Bonus Percentage of Salary	Weighted Percent Achievement	Total Annual Incentive Plan Bonus
Bradley R. Mason	$ 740,000	100%	66.0%	$488,400
Douglas C. Rice	$ 420,000	60%	66.0%	$166,320
Kimberley A. Elting	$ 410,000	60%	66.0%	$162,360
Michael M. Finegan	$ 418,000	60%	66.0%	$165,528
Bradley V. Niemann	$ 391,000	65%	77.7%	$195,949

Payouts to the named executive officers under the annual incentive program are reflected in column (g) of the “Summary Compensation Table.”

Other Cash Bonus Payments

From time-to-time, the Committee uses its discretion to grant cash bonuses for performance or for other circumstances, such as in the cases of new hires and promotions. (See column (d) of the “Summary Compensation Table.”) The Committee has not granted any cash bonuses of this nature to named executive officers since 2014.

Long-Term Equity-Based Incentives

Long-Term Incentive Plan – 2012 LTIP

In accordance with the Executive Compensation Guiding Principles, the creation of sustainable shareholder value by means of equity incentive awards is a very important element of the total compensation provided to executive officers.

Our primary equity compensation plan is the 2012 LTIP, which our shareholders most recently approved in July 2018.

One of our current executive officers continues to hold outstanding awards under our 2004 LTIP, although we no longer grant awards under this plan. The Committee administers each of these plans and only the Committee makes long-term incentive plan grants to named executive officers. In addition, the Committee has in rare instances made inducement grants (in accordance with applicable Nasdaq rules) to newly hired employees outside of shareholder approved plans, as it did in 2013 in connection with the hiring of Mr. Mason, and as it did in 2018 in connection with the Company’s acquisition of Spinal Kinetics, Inc., a privately held developer and manufacturer of artificial cervical and lumbar discs. These inducement grants have been made on terms that are substantially similar to grants under the 2012 LTIP.

At the present time, the Committee grants three types of equity incentive awards to executive officers: (i) time-based vesting stock options, (ii) time-based vesting restricted stock or restricted stock units, and (iii) performance-based vesting stock units.

	Stock Options	Restricted Stock	Performance Stock Units
Value Weighting	25%	25%	50%

Performance Conditions	N/A	N/A	TSR relative to the S&P Healthcare Equipment Select Industry Index

Term	Ten years	Four years	Three-year performance period with additional one-year holding period

Vesting	Vest in four equal installments on the first, second, third, and fourth anniversaries of the grant date	Vest in four equal installments on the first, second, third, and fourth anniversaries of the grant date	Cliff vest after three years upon certification of results. Subject to additional one-year holding period

Payout	Upon exercise, participant acquires common shares at the previously defined exercise price	Participant acquires unrestricted shares of common stock upon vesting

Payment made in unrestricted shares of common stock at the end of the holding period

•Payouts at 50% of target for relative TSR performance at the 25th percentile

•Maximum performance capped at 200% of target for relative TSR performance at or above the 75th percentile; overall payouts (i.e., including both performance results and stock price appreciation) capped at five times the fair market value of the target award on the date of grant

•Vesting may not exceed 100% if actual TSR is negative during the performance period

In accordance with the Executive Compensation Guiding Principles, equity incentive awards currently follow the following principles:

•	Annual long-term incentive awards are delivered in a mix of the types of equity awards described in the preceding paragraph.
•	Annual long-term incentive awards are made to all Section 16 executive officers.

•	Annual long-term incentive award values are competitively positioned based on market data for comparable positions and individual performance.

Time-Based Vesting Grants

Under the Company’s operative agreements with executive officers, the unvested portion of any time-based grant is forfeited if an employee voluntarily ceases employment prior to vesting. In the event that an employee is terminated by the Company without cause any remaining unvested portion of the grant is forfeited. In the event an employee dies, suffers a long-term disability, or retires within certain age and service tenure parameters, the full grant vests. In all of the foregoing circumstances, vested stock options are subject to a limited post-employment exercise period, which ranges from 3 to 18 months depending on the circumstance. In the case of stock options held by employees who remain continuously employed, the options expire and are no longer exercisable 10 years from the grant date. Should a change in control occur while a grantee remains employed, unvested portions of the grant will accelerate only if the employee separates from employment in specific circumstances within 24 months of the change in control.

Performance-Based Vesting Grants

In recent years, the Committee has actively worked with its compensation consultant to implement performance-based vesting equity grants. Performance-based awards that remained eligible to be earned as of December 31, 2018 are described below.

2015 Performance Grants

For 2015, the Committee made grants to executive officers under a form of performance-based vesting restricted stock and performance share unit agreement covering a three-year performance period. The performance criteria for these awards used two equally-weighted metrics, Adjusted EBITDA and return on invested capital (“ROIC”). Under these grants, recipients received performance-based vesting restricted stock in an amount equal to 100% of the target performance criteria and performance stock units that provide for additional shares to be issued if performance criteria is achieved between 100% and 150% of targets for the 2018 fiscal year. The aggregate award potential is illustrated in the table below:

Metric	Weighting	Threshold (50% vesting)	Target (100% vesting)	Maximum Achievement (150% vesting)
Adjusted EBITDA	50%	$74.6M for 2018 FY	$78.5M for 2016, 2017 or 2018 FY	$86.4M for 2018 FY
ROIC	50%	11.6% for 2018 FY	12.2% for 2016, 2017 or 2018 FY	13.4% for 2018 FY

In March 2019, the Committee determined that the vesting criteria for maximum achievement of both the Adjusted EBITDA and ROIC performance targets had been achieved based on the Company’s financial results for the fiscal year ended December 31, 2018 and all outstanding awards vested at the maximum level.

2016, 2017 and 2018 Performance Stock Unit Grants

For 2016, 2017 and 2018, the Committee granted 50% of executive officer(s) total annual equity award value in the form of performance stock units (“PSUs”) that vest based on the total shareholder return (“TSR”) of the Company’s common stock relative to other companies in the S&P Healthcare Equipment Select Industry Index during a three-year performance period following the date of grant, with the change in share price during the performance period measured using the average closing price during the 20 days preceding each of the beginning and the end of the performance period. Achieved vesting percentages will be as follows:

Company's TSR Percentile Rank	Vesting Percentage
Below 25th Percentile	0%
25th Percentile	50% (threshold)
50th Percentile	100% (target)
75th Percentile	200% (maximum)

In the event that the Company’s TSR percentile rank for the performance period falls between any of the amounts set forth above (to the extent greater than the threshold and lower than the maximum), the vesting percentage will be determined by linear interpolation between such amounts.

The PSU award agreement provides that the vesting percentage may not exceed 100% if the Company’s absolute TSR during the performance period is negative. In addition, the vesting percentage is capped such that the PSU award will never trigger the issuance of shares with a vesting date fair market value of more than five times the fair market value of the target award on the date of grant. Following the end of the three-year performance period, the shares that vest are subject to a one-year holding period requirement. Generally, if an executive voluntarily ceases employment without “good reason” or “qualified retirement” eligibility prior to the end of the three-year performance period, the entire award is forfeited.

Equity Award Approval Process

The Committee currently reviews and approves dollar values for executive officer equity incentive grants at its March meeting, with the grant effective date being the first business day of April, and the number of shares/units underlying each award (and the exercise price for stock options) based on the closing price of the Company’s common stock on such effective date. Prior to 2018, the Committee reviewed and approved annual grants in June, with grant dates occurring on or around July 1.

Generally, the Committee’s approval of annual equity incentive grants occurs at a time when the Company’s insider trading window for executives is open. However, in the event that grants are approved when such window is closed, the Committee does not seek to affect the value of grants by timing them in relation to the release or non-release of material public information.

Stock Purchase Plan

Our SPP, as amended, provides for the issuance of shares of our common stock to eligible employees and directors of the Company and its subsidiaries that elect to participate in the plan and acquire shares of our common stock through payroll deductions (including executive officers). During each purchase period, eligible individuals may designate between 1% and 25% (or any other percentage as determined by the Compensation Committee) of their cash compensation to be deducted from that compensation for the purchase of common stock under the plan. Under the plan, the purchase price for shares is equal to the lower of: (i) 85% of the fair market value per share on the first day of the plan year, or (ii) 85% of the fair market value of such shares on the last day of the plan year. Prior to 2019, the plan year began on January 1 and ended on December 31. For 2019 only, there is a transitional 10 month purchase period beginning on January 1, 2019 and ending on October 31, 2019. For plan years starting November 1, 2019 onwards, the plan year will begin on November 1 and end on October 31. Elections must be made prior to the beginning of each plan year, except in the case of newly appointed directors, who may elect to contribute within 30 days after becoming a director. As amended, up to a total of 2,350,000 shares may be issued under the SPP. As of the Record Date, 625,761 shares remain available to be issued under the SPP.

Perquisites and Other Personal Benefits

Our executive officers are entitled to or may otherwise be the beneficiaries of certain limited perquisites and other personal benefits, which have a collective value of less than $10,000 per year. Among other things, these include reimbursement for tax preparation expenses, estate planning expenses, an annual physical exam, and reimbursement of expenses relating to spousal travel in connection one Board meeting per year. We do not consider our perquisites out of the ordinary course for similarly situated companies. Under our Executive Compensation Guiding Principles, the payment of any perquisite will generally require the approval of the Compensation Committee.

Other Plans

Executive officers participate in our health and welfare benefits (including our 401(k) plan) on the same basis as other similarly situated employees.

Compensation Recoupment (Clawback) Policy

In December 2012, we adopted a compensation recoupment, or “clawback” policy, which applies to all of our executive officers. Under this policy, if we are required to prepare an accounting restatement due to material noncompliance by Orthofix, as a result of misconduct, with any financial reporting requirement under the securities laws, each executive officer is required to reimburse Orthofix for (i) any bonus or other incentive-based or equity-based compensation received by such executive officer during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document embodying such financial reporting requirement, and (ii) any profits realized from the sale of our securities of during that 12-month period.

Accounting and Tax Effects

The impact of accounting treatment is considered in developing and implementing our compensation programs, including the accounting treatment as it applies to amounts awarded or paid to our executive officers.

The impact of federal tax laws on our compensation programs is also considered, including the deductibility of compensation paid to the named executive officers, as limited by Section 162(m) of the Code. Our compensation program historically has been designed with the intention that compensation paid in various forms may be eligible to qualify for deductibility under Section 162(m) of the Code, but there have been and may be other exceptions for administrative or other reasons. However, the Tax Cuts and Jobs Act of 2017 eliminated the exception under Section 162(m) for performance-based compensation and expanded the number of employees who may be covered by these deductibility limitations, which may have an effect on how we design future compensation programs and may affect the financial statement impact of executive compensation payments.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the members of management of the Company and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

The Compensation Committee
Michael E. Paolucci, Committee Chair
Alexis V. Lukianov
Maria Sainz

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned by or paid to our named executive officers for each of the last three fiscal years during which the officer was a named executive officer.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($)(1) (e)	Option Awards ($)(1) (f)	Non-Equity Incentive Plan Compensation ($)(2) (g)	All Other Compensation ($) (h)		Total ($) (i)
Bradley R. Mason - President and	2018	740,000	—	3,592,030	1,054,348	488,400	16,670	(3)	5,891,448
Chief Executive Officer	2017	710,800	—	2,354,789	705,975	920,486	13,708	(4)	4,705,758
	2016	705,576	—	2,583,953	762,136	763,000	19,180	(5)	4,833,845
Douglas C. Rice - Chief Financial Officer	2018	420,000	—	715,007	209,868	166,320	12,299	(6)	1,523,494
	2017	390,000	—	588,684	176,501	303,030	11,859	(7)	1,470,074
	2016	350,519	—	560,551	165,335	225,630	17,178	(8)	1,319,213
Kimberley A. Elting - Chief Legal and Administrative Officer	2018	410,000	—	859,696	193,634	162,360	12,297	(9)	1,637,987
	2017	382,000	—	546,657	163,882	296,814	10,861	(10)	1,400,214
Michael M. Finegan - Chief	2018	418,000	—	553,269	162,402	165,528	13,142	(11)	1,312,341
Strategy Officer	2017	412,000	—	504,630	151,279	320,124	11,902	(12)	1,399,935
	2016	401,972	—	516,100	152,224	259,311	19,036	(13)	1,348,643
Bradley V. Niemann - President	2018	391,000	—	659,443	143,652	195,949	941	(14)	1,390,985
of Global Spine	2017	370,000	—	462,549	138,675	258,630	884	(15)	1,230,738
	2016	345,519	—	824,078	139,828	263,160	6,277	(16)	1,578,862

(1) Amounts shown do not reflect compensation actually received. Instead, the amounts shown are the aggregate grant date fair value of equity awards, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (formerly known as Statement of Financial Accounting Standards No. 123(R)), or ASC 718.

(2) Amounts shown reflect cash bonuses paid in 2019, 2018 and 2017 for performance in 2018, 2017 and 2016, respectively, pursuant to our annual incentive program. Our annual incentive program with respect to the 2018 fiscal year, including the Committee’s criteria for determining the amounts awarded in 2019, are described above under “Compensation Discussion and Analysis – Elements of Executive Compensation – Cash Performance-Based Incentives – Annual Incentive Program.”

(3) Reflects $11,000 for 401k matching and $5,334 and $336 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.

(4) Reflects $10,600 for 401k matching and $2,772 and $336 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.

(5) Reflects $5,400 for car allowance, $10,600 for 401k matching and $2,772 and $408 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.

(6) Reflects $11,000 for 401k matching and $964 and $335 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.

(7) Reflects $10,600 for 401k matching and $931 and $328 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.

(8) Reflects $5,400 for car allowance, $10,600 for 401k matching and $826 and $352 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.

(9) Reflects $11,000 for 401k matching and $962 and $335 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.

(10) Reflects $9,625 for 401k matching and $915 and $321 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.

(11) Reflects $11,000 for 401k matching and $1,806 and $336 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.

(12) Reflects $10,600 for 401k matching and $966 and $336 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.

(13) Reflects $5,400 for car allowance, $10,600 for 401k matching, $1,663 in disability benefits, and $968 and $405 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.

(14) Reflects $613 and $328 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.

(15) Reflects $573 and $311 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.

(16) Reflects $5,400 for car allowance and $530 and $347 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.

GRANTS OF PLAN-BASED AWARDS

The following table provides information regarding plan-based awards that were granted to our named executive officers during the fiscal year ended December 31, 2018.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(3)	Maximum (#)(2)	All Other Stock Awards (#)(4)	All Other Option Awards (#)(5)	Equity Exercise or Base Price of Option Awards ($/Sh)(6)	Grant Date Fair Value of Stock and Option Awards ($)(7)
Bradley R.		370,000	740,000	1,110,000	—	—	—	—	—		—
Mason	04/02/2018	—	—	—	18,551	37,102	74,204	—	—	—	2,537,035
	04/02/2018	—	—	—	—	—	—	18,551	—	—	1,054,995
	04/02/2018	—	—	—	—	—	—	—	65,857	56.87	1,054,348
Douglas C.		126,000	252,000	378,000	—	—	—	—	—	—	—
Rice	04/02/2018	—	—	—	3,692	7,385	14,770	—	—	—	504,986
	04/02/2018	—	—	—	—	—	—	3,693	—	—	210,021
	04/02/2018	—	—	—	—	—	—	—	13,109	56.87	209,868
Kimberley		123,000	246,000	369,000	—	—	—	—	—	—	—
A. Elting	04/02/2018	—	—	—	3,407	6,814	13,628	—	—	—	465,941
	04/02/2018	—	—	—	—	—	—	3,407	—	—	193,756
	04/02/2018	—	—	—	—	—	—	—	12,095	56.87	193,634
	09/05/2018	—	—	—	—	—	—	3,714	—	—	199,999
Michael M.		125,400	250,800	376,200	—	—	—	—	—	—	—
Finegan	04/02/2018	—	—	—	2,857	5,715	11,430	—	—	—	390,792
	04/02/2018	—	—	—	—	—	—	2,857	—	—	162,478
	04/02/2018	—	—	—	—	—	—	—	10,144	56.87	162,402
Bradley V.		127,075	254,150	381,225	—	—	—	—	—	—	—
Niemann	04/02/2018	—	—	—	2,527	5,055	10,110	—	—	—	345,661
	04/02/2018	—	—	—	—	—	—	2,528	—	—	143,767
	04/02/2018	—	—	—	—	—	—	—	8,973	56.87	143,652
	07/02/2018	—	—	—	—	—	—	2,989	—	—	170,014

(1) Amounts shown represent the threshold, target and maximum amounts that could have been earned for fiscal year 2018 by each Named Executive Officer under our annual performance-based incentive compensation program. The actual amounts earned by each Named Executive Officer are included in the fiscal year 2018 “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above and discussed under “—Compensation Discussion and Analysis—Elements of Executive Compensation—Cash Performance-Based Incentives – Annual Incentive Program” above.

(2) Amounts shown represent the threshold and maximum amounts in shares earned based on performance if the threshold or maximum performance goals are achieved over the three-year performance period beginning on April 2, 2018. No shares will be issued for performance below the threshold level.

(3) Amounts shown represent the target amount in shares earned if the target performance goal is achieved with respect to the three-year performance period beginning on April 2, 2018.

(4) Amounts shown include awards of time-based restricted stock granted in 2018 under the 2012 LTIP. Such shares vest ratably over four years (subject to certain acceleration provisions, as discussed under “—Potential Payments upon Termination or Change in Control” below).

(5) Amounts shown include awards of stock options granted in 2018 under the 2012 LTIP. Such options vest ratably over four years (subject to certain acceleration provisions, as discussed under “—Potential Payments upon Termination or Change in Control” below).

(6) The exercise price of the stock options is equal to the closing price of the common stock on the grant date.

(7) Amounts shown reflect the grant date fair value of equity awards, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (formerly known as Statement of Financial Accounting Standards No. 123(R)), or ASC 718.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information about the number of outstanding equity awards held by our named executive officers at December 31, 2018.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)
Bradley R.	75,000	—		38.82	3/13/2023	—		—	—		—
Mason	75,000	—		38.82	3/13/2023	—		—	—		—
	42,600	—		36.25	6/30/2024	—		—	—		—
	37,575	12,525	(3)	33.12	6/30/2025	—		—	—		—
	31,763	31,762	(4)	44.39	7/01/2026	—		—	—		—
	13,248	39,742	(5)	46.10	7/03/2027	—		—	—		—
	—	65,857	(6)	56.87	4/02/2028	—		—	—		—
	—	—		—	—	4,175	(7)	219,146	—		—
	—	—		—	—	8,853	(8)	464,694	—		—
	—	—		—	—	11,388	(9)	597,756	—		—
	—	—		—	—	18,551	(10)	973,742	—		—
	—	—		—	—	—		—	16,700	(11)	876,583
	—	—		—	—	—		—	16,700	(11)	876,583
	—	—		—	—	—		—	36,300	(12)	1,905,387
	—	—		—	—	—		—	30,369	(13)	1,594,069
	—	—		—	—	—		—	37,102	(14)	1,947,484
Douglas C. Rice	10,000	-		32.28	9/04/2024	—		—	—		—
	7,313	2,437	(15)	36.46	4/24/2025	—		—	—		—
	9,957	3,318	(3)	33.12	6/30/2025	—		—	—		—
	6,891	6,890	(4)	44.39	7/01/2026	—		—	—		—
	3,312	9,936	(5)	46.10	7/03/2027	—		—	—		—
	—	13,109	(6)	56.87	4/02/2028	—		—	—		—
	—	—		—	—	2,437	(16)	127,918	—		—
	—	—		—	—	1,106	(7)	58,054	—		—
	—	—		—	—	1,920	(8)	100,781	—		—
	—	—		—	—	2,847	(9)	149,439	—		—
	—	—		—	—	3,693	(10)	193,846	—		—
	—	—		—	—	—		—	4,425	(11)	232,268
	—	—		—	—	—		—	4,425	(11)	232,268
	—	—		—	—	—		—	7,875	(12)	413,359
	—	—		—	—	—		—	7,592	(13)	398,504
	—	—		—	—	—		—	7,385	(14)	387,639
Kimberley	4,000	11,000	(17)	42.89	9/26/2026	—		—	—		—
A. Elting	3,076	9,225	(5)	46.10	7/03/2027	—		—	—		—
	—	12,095	(6)	56.87	4/02/2028	—		—	—		—
	—	—		—	—	2,800	(18)	146,972	—		—
	—	—		—	—	2,643	(8)	138,731	—		—

	—	—		—	—	3,407	(9)	178,833	—		—
	—	—		—	—	3,714	(10)	194,948	—		—
	—	—		—	—	—		—	7,050	(13)	370,055
	—	—		—	—	—		—	6,814	(14)	357,667
Michael M.	13,000	—		29.23	2/15/2021	—		—	—		—
Finegan	12,500	—		41.37	2/15/2022	—		—	—		—
	23,000	—		39.66	6/25/2022	—		—	—		—
	8,750	—		21.78	9/26/2023	—		—	—		—
	11,100	—		36.25	6/30/2024	—		—	—		—
	9,113	3,037	(3)	33.12	6/30/2025	—		—	—		—
	6,344	6,344	(4)	44.39	7/01/2026	—		—	—		—
	2,839	8,516	(5)	46.10	7/03/2027	—		—	—		—
	—	10,144	(6)	56.87	4/02/2028	—		—	—		—
	—	—		—	—	1,012	(7)	53,120	—		—
	—	—		—	—	1,768	(8)	92,802	—		—
	—	—		—	—	2,440	(9)	128,076	—		—
	—	—		—	—	2,857	(10)	149,964	—		—
	—	—		—	—	—		—	4,050	(11)	212,585
	—	—		—	—	—		—	4,050	(11)	212,585
	—	—		—	—	—		—	7,250	(12)	380,553
	—	—		—	—	—		—	6,508	(13)	341,605
	—	—		—	—	—		—	5,715	(14)	299,980
Bradley V.	8,325	—		36.25	6/30/2024	—		—	—		—
Niemann	8,325	2,775	(3)	33.12	6/30/2025	—		—	—		—
	5,828	5,827	(4)	44.39	7/01/2026	—		—	—		—
	2,603	7,806	(5)	46.10	7/03/2027	—		—	—		—
	—	8,973	(6)	56.87	4/02/2028	—		—	—		—
	—	—		—	—	925	(7)	48,553	—		—
	—	—		—	—	1,624	(8)	85,244	—		—
	—	—		—	—	4,910	(19)	257,726	-		-
	—	—		—	—	2,237	(9)	117,420	-		-
	—	—		—	—	2,528	(10)	132,695	-		-
	—	—		—	—	2,989	(20)	156,893	-		-
	—	—		—	—	—		—	3,700	(11)	194,213
	—	—		—	—	—		—	3,700	(11)	194,213
	—	—		—	—	—		—	6,660	(12)	349,583
	—	—		—	—	—		—	5,965	(13)	313,103
	—	—		—	—	—		—	5,055	(14)	265,337

(1) All options listed in this column were exercisable as of December 31, 2018.

(2) All options listed in this column were not exercisable as of December 31, 2018.

(3) All of these remaining unvested options are subject to vesting on June 30, 2019.

(4) One-half of these remaining unvested options are subject to vesting on each of July 1, 2019 and 2020.

(5) One-third of these remaining unvested options are subject to vesting on each of July 3, 2019, 2020 and 2021.

(6) One-fourth of these remaining unvested options are subject to vesting on each of April 2, 2019, 2020, 2021 and 2022.

(7) All of these remaining unvested shares of restricted stock are subject to vesting on June 30, 2019.

(8) One-half of these remaining unvested shares of restricted stock are subject to vesting on each of July 1, 2019 and 2020.

(9) One-third of these remaining unvested shares of restricted stock are subject to vesting on each of July 3, 2019, 2020 and 2021.

(10) One-fourth of these remaining unvested shares of restricted stock are subject to vesting on each of April 2, 2019, 2020, 2021 and 2022.

(11) These remaining unvested shares of performance-based restricted stock and performance-based stock units were subject to vesting upon the Company meeting certain Adjusted EBITDA or ROIC based performance targets in the year ended December 31, 2018. In March 2019, the Committee determined that the vesting criteria for maximum achievement of both the Adjusted EBITDA and ROIC performance targets had been achieved based on the Company’s financial results for the fiscal year ended December 31, 2018 and all outstanding awards vested at the maximum level.

(12) These remaining unvested performance stock units are subject to vesting upon the Company meeting certain total shareholder return targets in relation to specified index companies over a three-year performance period beginning on July 1, 2016.

(13) These remaining unvested performance stock units are subject to vesting upon the Company meeting certain total shareholder return targets in relation to specified index companies over a three-year performance period beginning on July 3, 2017.

(14) These remaining unvested performance stock units are subject to vesting upon the Company meeting certain total shareholder return targets in relation to specified index companies over a three-year performance period beginning on April 2, 2018.

(15) All of these remaining unvested options are subject to vesting on April 24, 2019.

(16) All of these remaining unvested shares of restricted stock are subject to vesting on April 24, 2019.

(17) One-half of these remaining unvested options are subject to vesting on each of September 26, 2019 and 2020.

(18) One-half of these remaining unvested shares of restricted stock are subject to vesting on each of September 26, 2019 and 2020.

(19) One-half of these remaining unvested shares of restricted stock are subject to vesting on each of November 4, 2019 and 2020.

(20) One-fourth of these remaining unvested shares of restricted stock are subject to vesting on each of July 2, 2019, 2020, 2021 and 2022.

For a summary of our standard option agreements, see “Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Equity-Based Incentives.” See also “Agreements with Named Executive Officers.”

OPTION EXERCISES AND STOCK VESTED

The following table provides information about the number of shares issued upon option exercises, and the value realized on exercise, by our named executive officers during fiscal 2018.

	Option Awards		Stock Awards or Units
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(2) (e)
Bradley R. Mason	—	—	16,348	931,171
Douglas C. Rice	—	—	7,577	435,442
Kimberley A. Elting	7,000	127,107	2,282	130,150
Michael M. Finegan	30,000	974,601	3,635	207,029
Bradley V. Niemann	11,250	368,460	5,863	344,974

(1) Value realized on exercise calculated based on the difference between the closing price of our common stock on the date of exercise and the option exercise price, multiplied by the number of shares exercised.

(2) Value determined by multiplying the number of vested shares by the closing price of our common stock on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR

 CHANGE IN CONTROL

Potential Payments to Named Executive Officers

Termination and Change in Control

As described below, our change in control and severance agreements provide for a “double-trigger” so that a change in control (as that term is defined in the agreement) alone does not grant the executive officer any specific right to receive severance benefits, but as noted below, it increases severance amounts payable following a qualifying termination during the 24-month period following any change in control. Under the change in control and severance agreement and the Company’s form of time-based equity award agreement, all time-based equity awards granted in or after 2016 contain “double trigger” vesting provisions whereby any awards assumed as part of a change in control transaction will vest if, within 24 months of the change in control, the executive is terminated by the Company without “cause” or resigns for “good reason.”

Executive Change in Control and Severance Agreements

Under our current Executive Compensation Guiding Principles, the Compensation Committee provides executive officers with competitive change in control severance benefits that target market practices. All new change in control agreements must be approved by the Compensation Committee. The Compensation Committee approves all change in control and severance arrangements for executive officers.

Consistent with the foregoing, in 2016, the Company discontinued its prior practice of entering into employment agreements with US-based executive officers. Instead, the Compensation Committee approved a new form of change in control and severance agreement, which is offered to executive officers. Pursuant to the change in control and severance agreement, executive officers are eligible to receive the following severance payments and benefits upon termination of their employment (i) for death or disability, (ii) by the Company without “cause” (as defined in the agreement) or (iii) by the executive for “good reason” (as defined in the agreement):

•	Any unpaid base salary or prior years’ bonus payable through the date of termination;
•

The pro rata amount of any incentive compensation for the year of termination of employment (based on the number of business days the executive is actually employed by the Company and its subsidiaries during the year in which termination of employment occurs) based on the achievement of the Company’s performance goals for such year;

•

An amount equivalent to 1.5x or 1.0x, depending on the executive, times the sum of: (i) the executive’s annual base salary and (ii) the executive’s current year’s target bonus; provided that during the 24-month period following any change in control, the foregoing multiples increase by 0.5 (to 2.0x or 1.5x, depending on the executive);

•	$12,500 to $18,750 for use towards outplacement services (plus an additional $6,250 during the 24-month period following any change in control); and
•

If the executive elects COBRA in a timely manner, the executive will be reimbursed for the executive’s monthly premium payments for COBRA coverage for a period of up to 18 or 12 months, depending on the executive.

The right to receive cash payments following a change in control is subject to a “double trigger” provision, such that payments by the Company are only owed if the executive separates from employment in specific circumstances in connection with or following a change in control.

Section 280G

These agreements reflect that the named executive officer is not entitled to a tax gross-up if the named executive officer incurs an excise tax due to the application of Section 280G of the Code.

Instead, payments and benefits payable to the named executive officer will be reduced to the extent doing so would result in the executive retaining a larger after-tax amount, taking into account the income, excise and other taxes imposed on the payments and benefits.

Certain Other Provisions

The agreement contains non-competition and non-solicitation covenants effective so long as the executive is an employee and for a period of 12 or 18 months, depending on the executive, after employment is terminated. The agreement also contains provisions that define certain vesting and exercise rights in connection with time-based equity incentive grants (such as by defining the terms “cause,” “good reason” and “qualified retirement” for purposes of all prior and subsequent time-based equity grants). The agreement does not guarantee any minimum levels of cash or equity-based compensation levels during an executive’s employment with the Company. The term of the agreement continues in effect until the earlier of (i) the parties’ satisfaction of their respective obligations or (ii) the execution of a written agreement between the Company and the executive terminating the agreement. The agreement amends and supersedes the applicable executive’s prior employment agreement with the Company, which prior employment agreements became terminated, null and void upon execution of the new change in control and severance agreement. The agreements also contain confidentiality and assignment of inventions provisions that last indefinitely.

Orthofix’s obligation to pay or provide any severance benefits under each agreement (other than any benefits as a result of death) is conditioned upon the executive officer signing a release of claims in favor of the Company and its affiliates by a specified date following separation from employment.

Estimated Payments

The following table reflects the estimated payments and benefits that would be provided to each of Messrs. Mason, Rice, Finegan and Niemann and Ms. Elting upon his or her termination or upon a change in control pursuant to the terms of his or her respective change in control and severance agreement and related equity award agreements. For purposes of this table, we assume that the triggering event took place on December 31, 2018, and the price per share of our common stock was $52.49, the closing market price as of that date. For any triggering event that presupposes a change in control, we assume a change in control has so occurred.

Name	Triggering Event	Lump Sum Severance Payment ($)	Value of Stock- Based Rights ($)(1)	Value of Welfare Benefits ($)	Fees and Expenses of Out-placement Firm ($)	Total ($)
Bradley R. Mason	Termination for death or disability	2,220,000	8,456,110	25,261	18,750	10,720,121
	Termination for cause or voluntary termination	—	—	—	—	—
	Termination for good reason or without cause	2,220,000	2,876,767	25,261	18,750	5,140,778
	Termination as a qualified retirement (2)	—	5,210,829	—	—	5,210,829
	Termination for death, disability, good reason or without cause during a change in control period	2,960,000	8,618,219	25,261	25,000	11,628,480
Douglas C. Rice	Termination for death or disability	672,000	2,052,174	16,047	12,500	2,752,721
	Termination for cause or voluntary termination	—	—	—	—	—
	Termination for good reason or without cause	672,000	641,690	16,047	12,500	1,342,237
	Termination for death, disability, good reason or without cause during a change in control period	1,008,000	2,092,700	16,047	18,750	3,135,497
Kimberley A. Elting	Termination for death or disability	656,000	1,551,753	—	12,500	2,220,253
	Termination for cause or voluntary termination	—	—	—	—	—
	Termination for good reason or without cause	656,000	274,313	—	12,500	942,813
	Termination for death, disability, good reason or without cause during a change in control period	984,000	1,589,386	—	18,750	2,592,136
Michael M. Finegan	Termination for death or disability	1,003,200	1,610,730	40,377	18,750	2,673,057
	Termination for cause or voluntary termination	—	—	—	—	—
	Termination for good reason or without cause	1,003,200	563,900	40,377	18,750	1,626,227
	Termination for death, disability, good reason or without cause during a change in control period	1,337,600	1,645,469	40,377	25,000	3,048,446
Bradley V. Niemann	Termination for death or disability	680,000	1,877,384	17,554	12,500	2,587,438
	Termination for cause or voluntary termination	—	—	—	—	—
	Termination for good reason or without cause	680,000	515,084	17,554	12,500	1,225,138

Termination for death, disability, good reason or without cause during a change in control period	1,020,000	1,909,225	17,554	18,750	2,965,529

(1) The Company’s performance stock unit agreement provides that stock units will vest upon the Company meeting certain total shareholder return targets in relation to specified index companies over a three-year performance period following the date of grant. In the event of an award recipient’s death or disability during the performance period, the award vests at target level achievement, and the amount show in the table for the line “termination for death and disability” reflects the value of such awards at target level achievement. In the event that the award recipient’s service is terminated during the performance period by the Company without cause or by the award recipient for good reason, the award recipient will remain eligible to earn a pro rata portion of the award based on the product of (i) the percentage of the three-year performance period that the award recipient remained in service and (ii) the Company’s ultimate achievement percentage of the performance targets. For purposes of this table, we have included a value for performance stock units that assumes that the performance targets would ultimately be achieved at the target level, though actual achievement could be greater or lesser than this amount.

(2) The Company’s change in control and severance agreement defines a “qualified retirement” as a retirement from service by the executive in which, at the time of such retirement, the sum of the executive’s age and aggregate 12-month completed periods of service to the Company equals or exceeds 75. As of December 31, 2018, Mr. Mason was eligible for a “qualified retirement” under such agreement. Generally, a “qualified retirement” entitles the executive to up to an additional 18 months of “service” credit under time-based equity awards. In addition, under the Company’s performance stock unit agreement, a “qualified retirement” entitles the executive to remain eligible to vest in the award based on and to the extent of the Company’s ultimate achievement percentage of performance targets. For purposes of this table, we have included a value for performance stock units that assumes that the performance targets would ultimately be achieved at the target level, though actual achievement could be greater or lesser than this amount.

Transition and Retirement Agreement

On February 25, 2019, Orthofix entered into a Transition and Retirement Agreement with Mr. Mason (the “Agreement”).  Pursuant to the Agreement, the Company and Mr. Mason have agreed that Mr. Mason will continue to serve as President and Chief Executive Officer until the Board appoints his successor, which is expected to occur no later than October 31, 2019 (the “Succession and Retirement Date”).  Mr. Mason will also provide ongoing transition assistance to the Company pursuant to a consulting arrangement with the Company during the twelve months following the Succession and Retirement Date.  Mr. Mason will be paid $40,000 per month for such transition consulting services.

Under the terms of the Agreement, Mr. Mason will be eligible on the Succession and Retirement Date to receive full vesting acceleration of his unvested time-based equity grants, and he will continue to receive service credit under his performance-based grants during the period in which he provides consulting services (as well as “qualified retirement” treatment at the conclusion of such service). He will not be eligible to receive any of the cash severance payments contemplated by the change in control and severance agreements described above.

The following table illustrates the estimated payments and benefits that Mr. Mason would have received under the Agreement, assuming that such Agreement had been in effect as of December 31, 2018 and that the Succession and Retirement Date had occurred on December 31, 2018. Note that these amounts would be lieu of amounts he might otherwise have been entitled to receive in the table above (including under the line “termination as a qualified retirement.”

Name	Lump Sum Severance Payment ($)	Value of Stock- Based Rights ($) (1)	Value of Welfare Benefits ($)	Legal Fees and Expenses ($)	Total ($)
Bradley R. Mason	—	7,806,949	16,841	15,000	7,838,790

(1) For purposes of this table, we have assumed that (i) Mr. Mason’s consulting service would cause him to earn full service credit under outstanding performance stock units, thereby entitling him to vest in such awards based on the Company’s ultimate achievement percentage of the performance targets, and (ii) performance targets would ultimately be achieved at the target level.

PAY RATIO DISCLOSURE

Presented below is the ratio of annual total compensation of our President and Chief Executive Officer, Bradley R. Mason, to the annual total compensation of our median employee (excluding Mr. Mason). The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.

We originally selected the median employee in 2018 based on an analysis of full-time, part-time, temporary and seasonal workers employed by the Company or any of its consolidated subsidiaries as of December 31, 2017. The Company does not believe that there has been any change in its employee population or employee compensation arrangements since December 31, 2017 that would significantly impact the pay ratio disclosure. As a result, we have used this same identified employee for purposes of this year’s median employee calculations and disclosure.

The 2018 annual total compensation as determined under Item 402 of Regulation S-K for our CEO was $5,891,448. The 2018 annual total compensation as determined under Item 402 of Regulation S-K for our median employee was $67,204. The ratio of our CEO’s annual total compensation to our median employee’s total compensation for fiscal year 2018 was 88 to 1.

DIRECTOR COMPENSATION

Directors are elected each year at the annual meeting of shareholders, which is usually held in June. Other director appointments occur from time to time as determined by the Board, for instance, in the event of vacancies on the Board resulting from a director’s death, resignation or retirement.

Employee directors, such as Mr. Mason, are not provided any additional compensation for their service as a director.

 Non-Employee Director Compensation Program and Guiding Principles

We compensate our non-employee directors in accordance with the Company’s Director Compensation Guiding Principles. Our compensation program for our non-employee directors is designed to appropriately compensate outside directors for their diverse expertise and time commitment required to serve as a director of a complex and highly regulated global company. The Compensation Committee is responsible for overseeing our non-employee director compensation program. The Compensation Committee’s goal for such oversight is to maintain a program that:

•	attracts and retains directors with the skills needed to guide the Company in achieving its goals;
•	is competitive with the compensation program provided to directors at other similarly situated medical device companies; and
•	directly aligns the interests of the Company’s directors with the interests of its shareholders

Unless determined otherwise by the Board of Directors, our non-employee director compensation program each year will consist of an annual cash retainer and equity awards, as well as customary and usual expense reimbursement in attending company meetings or attending director training. Each year, the Compensation Committee will review the competitiveness of non-employee director compensation relative to the same peer group used to review executive officer compensation levels.

Cash Retainers

Each non-employee director receives the same base cash retainer amount, but additional cash retainer amounts are paid to the Chairman of the Board and the chairperson of each Board committee. Beginning in 2019, non-employee directors (other than the Chairman) are paid an aggregate annual cash retainer of $70,000 for service as a director and member of any committees of the Board on which such director sits. In addition, such directors receive an additional annual cash retainer of $10,000 if he or she also serves as the Chair of the Compensation, Compliance and Ethics or Nominating and Governance Committee, and $15,000 if he or she serves as the Chair of the Audit and Finance Committee. The Chairman is paid an aggregate annual retainer of $160,000 for service in this role. The foregoing amounts reflect retainer amount increases approved by the Board in December 2018, following the Board’s review of a director compensation peer group competitive analysis provided by Mercer (the “2018 Director Compensation Benchmarking Report”). These increases were approved by the Board with the intent of more closely aligning the Company’s Board compensation with the targeted peer group percentile range described above.

Long-Term Incentive Compensation

We provide non-employee directors long-term incentive compensation under our 2012 LTIP to closely align directors with shareholder interests. Currently, we pay non-employee directors long-term incentive compensation in two forms:

•	an initial grant of stock options vesting over four years, with a grant date fair market value of $300,000, awarded to each new non-employee director upon such director joining the Board; and
•

an annual grant of one-year time-vesting deferred stock units, with a grant date fair market value of $175,000 ($325,000 in the case of the Chairman of the Board), which deferred stock units are not settled with delivered common stock until within 45 days of when the applicable director ceases service as a director.

As a result of the deferred delivery feature of the annual grant, directors are not able to sell those awards, even if vested, while they continue service as a director.

The foregoing amounts reflect changes approved by the Board in December 2018, following review of the 2018 Director Compensation Benchmarking Report, with the intent of more closely aligning the Company’s Board compensation with the targeted peer group percentile range described above.

Directors are eligible to participate in our health and welfare programs on substantially the same terms as full-time employees. In addition, directors are each offered the opportunity to enter into a director indemnification agreement.

The following table provides information regarding the 2018 compensation of non-employee directors.

Name(1)	Fees Earned or Paid in Cash ($)	Restricted Stock Awards (Number of Shares Granted)(1)		Grant Date Fair Value of Restricted Stock Awards ($)(2)		Option Awards(1)		Grant Date Fair Value of Option Awards ($)(2)		All Other Compensation ($)	Total ($)
Ronald A. Matricaria	150,000	5,274	(3)	299,985	(3)	—		—		—	449,985
Luke Faulstick	70,000	2,900	(4)	164,952	(4)	—		—		—	234,952
James F. Hinrichs	75,000	2,900	(4)	164,952	(4)	—		—		—	239,952
Alexis V. Lukianov	60,000	2,900	(4)	164,952	(4)	—		—		—	224,952
Lilly Marks	60,000	2,900	(4)	164,952	(4)	—		—		—	224,952
Michael E. Paolucci	70,000	2,900	(4)	164,952	(4)	—		—		—	234,952
Maria Sainz	70,000	2,900	(4)	164,952	(4)	—		—		—	234,952
John Sicard	60,000	2,900	(4)	164,952	(4)	30,000	(5)	505,639	(5)	—	730,591

(1) The following table shows the number of shares subject to outstanding and unexercised option awards and the number of shares subject to deferred stock units granted to each of the non-employee directors serving during 2018.

(2) Amounts shown reflect the grant date fair value of equity awards, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (formerly known as Statement of Financial Accounting Standards No. 123(R)), or ASC 718.

(3) Represents annual grant of 5,274 shares of one-year vesting deferred stock units on July 17, 2018.

(4) Represents annual grant of 2,900 shares of one-year vesting deferred stock units on July 17, 2018.

(5) Represents a grant of 30,000 stock options upon appointment to the Board on March 12, 2018 with four year vesting. Prior to the changes approved by the Board in December 2018 described above, we provided each new non-employee director an initial grant of 30,000 four-year vesting stock options.

The following table shows the number of shares subject to outstanding and unexercised option awards and the number of shares subject to outstanding deferred stock units held by each of the non-employee directors serving during 2018 as of December 31, 2018.

Director	Number of Shares Subject to Outstanding Stock Options as of 12/31/18	Number of Shares Subject to Outstanding Deferred Stock Units as of 12/31/18
Ronald A. Matricaria	30,000	11,782
Luke Faulstick	25,700	6,479
James F. Hinrichs	30,000	6,479
Alexis V. Lukianov	30,000	6,479
Lilly Marks	30,000	6,479
Michael E. Paolucci	30,000	6,479
Maria Sainz	—	6,479
John Sicard	30,000	2,900

 EQUITY COMPENSATION PLAN INFORMATION

Our primary equity compensation plan in prior years had been the 2004 LTIP until 2012, when our shareholders approved the 2012 LTIP, which is now our primary equity compensation plan. One of our current executive officers continues to hold outstanding awards under our previous 2004 LTIP, although we no longer grant awards under this plan. All named executive officers are also eligible at their discretion to acquire shares of common stock pursuant to our SPP. Each of these plans have been approved by our shareholders. In limited cases, we have also made inducement grants of stock options and restricted stock awards to new employees in reliance on the Nasdaq exception to shareholder approval for such grants. For more information on our equity compensation plans, see “—Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Equity-Based Incentives” beginning on page 27.

The following table provides aggregate information regarding the shares of our common stock that may be issued upon the exercise of options and rights under all of our equity compensation plans as of December 31, 2018.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options and Rights (#) (a)(1)		Weighted- Average Exercise Price of Outstanding Options and Rights ($) (b) (4)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#) (c)
Equity Compensation Plans Approved by Security Holders	1,322,114	(2)(3)	$41.78	2,185,543	(5)
Equity Compensation Plans Not Approved by Security Holders	178,624	(6)	$42.38	—
Total	1,500,738	(3)	$41.87	2,185,543	(5)

(1)

Column does not include time-based vesting restricted stock or performance-based vesting restricted stock that was unvested as of December 31, 2018, as such stock is deemed issued and outstanding at the time of grant, notwithstanding that such shares remain subject to a risk of forfeiture until vesting.

(2)

Column reflects 997,263 shares issuable upon the exercise of stock options, 53,556 shares issuable pursuant to outstanding deferred stock units, and 271,295 shares issuable pursuant to outstanding performance share units, in each case, as of December 31, 2018. Shares issuable pursuant to outstanding performance share units are shown in the table based on the assumption that all applicable performance targets will be achieved at target levels, though ultimate achievement could be below or above target. All awards were granted pursuant to either the 2004 LTIP or the 2012 LTIP. There currently are no more grants being made under the 2004 LTIP.

(3)

If all performance share units outstanding as of December 31, 2018 were instead assumed to be achieved at maximum levels, a further 318,120 shares would be issuable in addition to the amount shown in the column.

(4)	The weighted-average exercise price in column only relates to the exercise price of stock options because the deferred stock units and performance share units have no exercise price.
(5)

Included are 721,955 registered shares available for issuance pursuant to the SPP and 1,463,588 shares remaining available for future award grants under the 2012 LTIP (which assumes that outstanding performance share units are achieved at target levels), in each case, as of December 31, 2018. If all performance share units outstanding as of December 31, 2018 instead were assumed to be achieved at maximum levels, the number of securities remaining available for future award grants under the 2012 LTIP as of December 31, 2018 would be 878,247 shares, and the aggregate amount in column (c) would be 1,600,202 shares. Of the 721,955 shares that were available for issuance pursuant to the SPP as of such date, 96,194 of these shares were issued in January 2019 pursuant to plan contributions made during the 2018 fiscal year.

(6)

Reflects 150,000 shares issuable pursuant to an inducement grant stock option granted in 2013 to Mr. Mason, and 28,624 shares issuable pursuant to inducement grant stock options granted in 2018 to employees of Spinal Kinetics, in reliance on the Nasdaq exception to shareholder approval for equity grants to new hires.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Bylaws provides that the Board shall consist of not less than six and no more than fifteen directors, the exact number to be determined from time-to-time by resolution of the Board. The Board is currently comprised of nine seats, though one current member of the Board, Luke Faulstick, will be retiring from the Board effective as of the date of the Annual Meeting. The Board has resolved to set the size of the Board at eight seats effective at such time. We have nominated Mr. Hinrichs, Mr. Lukianov, Ms. Marks, Mr. Mason, Mr. Matricaria, Mr. Paolucci, Ms. Sainz and Mr. Sicard to stand for election at the Annual Meeting for these eight seats. Each seat will be elected for a one year term expiring at the 2020 annual meeting of shareholders and/or until their successors have been elected.

In February 2019, the Company announced that Mr. Mason would be retiring as President and Chief Executive Officer. The Board has begun to search for and evaluate potential successor candidates in accordance with its CEO succession. Mr. Mason will be standing for re-election as a director at the Annual Meeting. However, it is our expectation that when a CEO successor is appointed by the Board, that Mr. Mason will retire from the Board at such time, and that the Board will appoint such CEO successor as a director.

Our current directors are listed in the table below.

Name	Age	Director Since	Independent	Audit & Finance Committee*	Compensation Committee*	Compliance & Ethics Committee*	Nominating & Governance Committee*
Ronald A. Matricaria	76	2014	✓	✓
Luke Faulstick	55	2014	✓				Chair
James F. Hinrichs	51	2014	✓	Chair			✓
Alexis V. Lukianov	63	2016	✓		✓		✓
Lilly Marks	71	2015	✓			✓
Bradley R. Mason	65	2013
Michael E. Paolucci	59	2016	✓		Chair	✓
Maria Sainz	53	2012	✓		✓	Chair
John Sicard	56	2018	✓	✓

  *Committee composition in table reflects membership as of the date of this proxy statement. As part of the Board’s periodic committee rotation process, the Board will be reconstituting committee membership as of the date of the Annual Meeting. All committee members will continue to be independent directors meeting applicable NASDAQ and SEC membership requirements.

We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his term, the Board may fill the vacancy until the next annual meeting of shareholders.

Current Directors (and Directors Standing for Election at the Annual Meeting)

Luke Faulstick	Director (Retiring from the Board as of the Annual Meeting and Not Nominated to Stand for Re-Election)
Mr. Faulstick, 55, joined the Board in September 2014. He has over 25 years of experience as a manufacturing executive and is a recognized expert on Lean

Manufacturing and work culture. Since 2012, Mr. Faulstick has been co-owner, President and Chief Executive Officer of PPI Inc., a company operating several manufacturing-focused businesses. Prior to forming PPI, he was the Executive Vice President and Chief Operating Officer of DJO Global. He previously held senior operating management roles at Tyco Healthcare, Graphic Controls, Mitsubishi Consumer Electronics and Eastman Kodak. Under his leadership, DJO Global’s operations teams and manufacturing plants won numerous awards including the Shingo Prize for Operational Excellence, Industry Week’s Best Plants, and the Association of Manufacturing Excellence Operational Excellence Award. Mr. Faulstick received a Bachelor of Science Degree in Engineering from Michigan State University and a Master of Science Degree in Engineering from Rochester Institute of Technology. He previously served on the boards of Alphatec Spine and Microdental, as well as Chairman of the Board of the Association of Manufacturing Excellence. Currently he is a member of the Rady Children’s Hospital Foundation Board of Trustees and a Certified Board of Director through the UCLA Anderson School of Business.

The Board believes that Mr. Faulstick’s extensive experience as a manufacturing executive, operational knowledge and industry expertise, as well as his previous and current board memberships, brings unique and valuable insight to the Board.

James F. Hinrichs	Director (Nominated to Stand for Re-Election as Director at the Annual Meeting)

Mr. Hinrichs, 51, was appointed to the Board in April 2014. Since April 2018, he has served as Chief Financial Officer of Cibus, a privately-held agricultural biotech company. From April 2015 to October 2017, he served as Executive Vice President and Chief Financial Officer of Alere Inc, a publicly traded diagnostic company, prior to its sale to Abbott Labs. From December 2010 through March 2015, he served as Chief Financial Officer of CareFusion Corporation, a publicly traded medical technology company, prior to its sale to Becton Dickinson. He previously served as CareFusion’s Senior Vice President, Global Customer Support, from January 2010 to December 2010, and as its Senior Vice President, Controller, from January 2009 to January 2010. Prior to joining CareFusion when it was spun off from Cardinal Health, Inc., he worked since 2004 at Cardinal Health in various positions including Executive Vice President and Corporate Controller of Cardinal Health, and as Executive Vice President and Chief Financial Officer of its Healthcare Supply Chain Services segment. He joined Cardinal Health following over a decade of finance and marketing roles at Merck & Co. He holds undergraduate and graduate degrees in business from Carnegie Mellon University. Mr. Hinrichs has served as a director of Integer Holdings Corporation since February 2018.

The Board believes that Mr. Hinrichs’ financial and accounting experience gained through the foregoing roles, including in particular his experience as a public company chief financial officer, provide important expertise to the Board and enable him to provide service and leadership as the Chair of the Company’s Audit and Finance Committee.

Alexis V. Lukianov	Director (Nominated to Stand for Re-Election as Re-Director at the Annual Meeting)

Mr. Lukianov, 63, became a director in December 2016, bringing to the Board his more than 30 years of experience in the orthopedic industry. He is Chairman and CEO of Tissue Differentiation Intelligence, LLC, a privately-held ultrasound spine company formed in 2017, and is Chairman and CEO of DuraStat, LLC, a privately-held surgical device company formed in 2017. From July 1999 to March 2015, he served as Chief Executive Officer and a director of NuVasive, Inc., a publicly-traded medical device company focused on the design, development and marketing of products for the surgical treatment of spine disorders, including serving as Chairman of the Board between 2004 and 2015. From April 1996 to April 1997, Mr. Lukianov was a founder of and served as Chairman of the Board and Chief Executive Officer of BackCare Group, Inc., a spine physician practice management company. From January 1990 to October 1995, Mr. Lukianov held a variety of senior executive positions, including President, with Medtronic Sofamor Danek, Inc., a developer and manufacturer of medical devices to treat disorders of the cranium and spine and a subsidiary of Medtronic, Inc., a publicly-traded medical technology company. Between 1987 and 1990, he was the director of a business unit at Smith & Nephew Orthopaedics that brought limb lengthening technology to the United States from Russia. From 2007 until its acquisition in 2015 by Royal Philips, he served on the Board of Directors of Volcano Corporation, a Nasdaq-listed medical technology company. He has previously served on the boards and the executive committees of BIOCOM, a regional life sciences trade association, the Medical Device Manufacturers Association (MDMA), a national trade association, and the California Health Institute (CHI). Mr. Lukianov also serves on a number of private and non-profit boards.

The Board believes that Mr. Lukianov’s experience leading medical device and orthopedic companies brings valuable industry experience to the Board.
Lilly Marks	Director (Nominated to Stand for Re-Election as Director at the Annual Meeting)

Ms. Marks, 71, was appointed to the Board in June 2015. Since 2010, Ms. Marks has served as Vice President for Health Affairs for the University of Colorado and Anschutz Medical Campus, which includes the university’s Schools of Medicine, Dental Medicine, Pharmacy, Public Health, College of Nursing and Graduate School and the University of Colorado Hospital and Children’s Hospital Colorado. Prior to her health campus leadership role, Ms. Marks spent two decades as both Senior Associate Dean for Finance and Administration at the School Of Medicine and Executive Director of University Physicians, Inc., the 501(c)(3) faculty practice plan. Ms. Marks has served as Chair, Board of Directors of the University of Colorado Hospital and is currently chair of the board of the Association of American Medical Colleges and is a board member of the Board of Directors of the Federal Reserve Bank of Kansas City, the Fitzsimons Redevelopment Authority, the Association of Academic Health Centers (AAHC), the Global Down Syndrome Foundation, and the Rose Community Foundation. She is also a member of the AAMC Advisory Panel on Research and is a trustee of the University of Colorado Foundation.

The Board believes that Ms. Marks’ extensive experience from her previous and current board memberships, as well as her accomplished academic background, brings unique and valuable insight to the Board.

Bradley R. Mason	Director President and Chief Executive Officer (Nominated to Stand for Re-Election as Director at the Annual Meeting)

Mr. Mason, 65, has served as a director since the Company’s 2013 annual general meeting of shareholders. Mr. Mason rejoined Orthofix in March 2013 as our President and Chief Executive Officer after previously serving as Group President, North America from June 2008 through October 2009, and as a Strategic Advisor from November 2009 through October 2010. Prior to being appointed as Group President, North America, he had served as a Vice President of the Company since December 2003, when the Company acquired Breg, Inc. Prior to its acquisition by Orthofix, Mr. Mason had served as President and Chairman of Breg, a company he principally founded in 1989 with five other shareholders. Mr. Mason has over 30 years of experience in the medical device industry, some of which were spent with dj Orthopedics (formerly DonJoy) where he became an owner and executive in its early development stage and held the position of Executive Vice President. Since his retirement from Orthofix in 2010, he has served in a variety of part-time consulting and advisory roles, including as a consultant to Orthofix since October 2012 (which consulting relationship has been terminated as of March 13, 2013). Mr. Mason is the named inventor on 38 issued patents in the orthopedic product arena. He graduated Summa Cum Laude with an Associate of Arts and Associate of Science degree from MiraCosta College.

The Board believes that Mr. Mason’s leadership skills, operational knowledge and industry expertise, and his perspective as the Company’s President and Chief Executive Officer, brings unique and valuable insight to the Board.

Ronald A. Matricaria	Chairman of the Board (Nominated to Stand for Re-Election as Director at the Annual Meeting)

Mr. Matricaria, 76, was appointed to the Board in March 2014. He has more than 35 years of medical device and pharmaceutical experience at St. Jude Medical, Inc. and Eli Lilly and Company, Inc. From April 1993 to May 1999, he served as President and Chief Executive Officer of St. Jude Medical, Inc. and served as Chairman of the Board of Directors from January 1995 to May 2002. Prior to joining St. Jude Medical, Mr. Matricaria spent 23 years with Eli Lilly and Company, Inc., where his last position was Executive Vice President of the Pharmaceutical Division of Eli Lilly and Company and President of its North American operations. He also served as President of Eli Lilly International Corporation, as well as President of its Medical Device Division. He currently serves as a director of Kinaxis Inc. a SaaS based software company traded on the Toronto Stock Exchange. Until recently, he served as Chairman of the Board at Volcano Corporation and as a member of the Boards of Phoenix Children’s Hospital and Life Technologies Corporation. Additionally, Mr. Matricaria previously has served on the board of a number of other public and private companies including Home Depot Inc., Diametric Medical Inc., Ceridian Inc., Centocor Inc., Haemonetics Inc., Kinetic Concepts, Inc., Hospira Inc., Cyberonics

Inc., Vistacare Inc., Advanced Medical Technology Association (AdvaMed), the Pharmaceutical Manufacturers Association International Section, the American Diabetes Association, the American Foundation for Pharmaceutical Education, the National Foundation for Infectious Diseases, the National Retiree Volunteer Center and the Indiana Repertory Theatre as well as a trustee on the board of the Massachusetts College of Pharmacy and Allied Health Science. He also chaired the BioMedical Engineering Institute campaign, which raised an operating endowment for the Institute at the University of Minnesota. He remains a Trustee emeritus of the University of Minnesota Foundation. Mr. Matricaria holds a bachelor’s degree in pharmacy from the Massachusetts College of Pharmacy and was awarded an honorary Doctor of Science degree in pharmacy, as well as an honorary PharmD degree, in recognition of his contributions to the practice of pharmacy. Mr. Matricaria also serves on a number of private and non-profit boards.

The Board believes that Mr. Matricaria’s wealth of experience as both an executive and director in the medical device industry brings invaluable experience and leadership qualities to the Board.
Michael E. Paolucci	Director (Nominated to Stand for Re-Election as Director at the Annual Meeting)

Mr. Paolucci, 59, was named to the Board and appointed to the Compensation Committee in March 2016. A seasoned Human Resource (HR) executive, Mr. Paolucci has more than 20 years of global experience working directly with Boards of Directors and C-level executives to improve organizational capabilities and HR programs that result in sustained improvements in business performance. Since July 2015, he has served as Vice President and Chief Human Resources Officer for Halozyme Therapeutics Inc., a late stage oncology and biopharmaceutical company. From August 2014 to June 2015, Mr. Paolucci served as Executive Vice President and Chief Human Resource Officer for CareFusion. He also served as Executive Vice President of Human Resources at NuVasive from February 2014 to August 2014, and spent five years at Life Technologies from 2009 to February 2014. Previously, he was head of Human Resources for the services division of Hewlett Packard and served in several leadership roles with EDS, which was acquired by Hewlett Packard. Prior to HP/EDS, he was a partner with the HR consulting firm Towers Perrin. Mr. Paolucci is a graduate of Ohio State University.

The Board believes that Mr. Paolucci’s extensive experience as a HR executive and relevant knowledge and understanding of public company compensation issues brings unique and valuable insight to the Board.

Maria Sainz	Director (Nominated to Stand for Re-Election as Director at the Annual Meeting)

Ms. Sainz, 53, became a director of Orthofix in November 2012, after previously having served on the Board from June 2008 to September 2011. Since May 2018, she has served as President & CEO of AEGEA Medical, Inc., a privately-held women’s health company in the field of endometrial ablation. From April 2012 to June 2017, she was the President and Chief Executive Officer, and a director, of CardioKinetix Inc., a heart failure related medical device company. From April 2008 to October 2011, she was President and Chief Executive Officer of Concentric

Medical, Inc., a company developing and commercializing devices to perform mechanical clot removal post-stroke, which was sold to Stryker Corporate in October 2011. Upon this acquisition, she served as General Manager of the Stryker Neurovascular business unit until April 2012. From 2003 to 2006, she was the President of the Cardiac Surgery division of Guidant Corporation. After Boston Scientific acquired Guidant, Ms. Sainz led the integration process for both the Cardiac Surgery and European Cardiac Rhythm Management business of Guidant into Boston Scientific. Between 2001 and 2003, Ms. Sainz was the Vice President of Global Marketing – Vascular Intervention of Guidant. Ms. Sainz earned a Bachelor and Masters of Arts from the Universidad Complutense de Madrid and a Master’s Degree in International Management from American Graduate School of International Management. Ms. Sainz has served as a director of Avanos Medical, Inc. (formerly Halyard Health, Inc.) since February 2015, of Iridex Corporation since April 2018, and of Levita Magnetics, a privately-held company, since October 2017. Ms. Sainz previously served as a director of The Spectranetics Corporation from 2010 until its sale in August 2017, and of MRI Interventions, Inc. from January 2014 to May 2018.

Ms. Sainz provides the Board with significant experience in the medical device industry, as well as insight into international markets. The Board also values the perspective she brings from her current position as a chief executive officer.

John Sicard	Director (Nominated to Stand for Election as Director at the Annual Meeting)

Mr. Sicard, 56, became a director of Orthofix in March 2018. Mr. Sicard joined the Board in March 2018. Since January 2016, he has served as the President and Chief Executive Officer, and Board Member of Kinaxis, a global supply chain management software company that delivers cloud-based solutions to some of the world’s largest manufacturing companies, including many in the life science sector. Mr. Sicard joined Kinaxis in 1994 where he has held a number of senior management roles including being Chief Product Officer from October 2013 to January 2016 and Chief Strategy Officer from September 2012 to September 2013, as well as previously serving as Chief Operating Officer, Executive Vice President of Marketing Development and Service Operations and Vice President of Professional Services. Prior to Kinaxis, Mr. Sicard held positions at FastMAN Software Systems, and Monenco Agra.

The Board believes that Mr. Sicard’s extensive experience as a strategic supply chain management executive, as well as his current board membership, brings unique and valuable insight to the Board.

The Board unanimously recommends that you vote “FOR”the election of each of the foregoing director nominees standing for election at the Annual Meeting.

PROPOSAL 2: ADVISORY AND NON-BINDING VOTE ON

 EXECUTIVE COMPENSATION

As required by section 14A of the Securities Exchange Act of 1934, as amended, we are providing our shareholders an opportunity to indicate whether they support our named executive officer compensation as described in this proxy statement. This advisory and non-binding vote, commonly referred to as “say-on-pay,” is not intended to address any specific item of compensation, but instead relates to the Compensation Discussion and Analysis, the tabular disclosures regarding named executive officer compensation, and the narrative disclosure accompanying the tabular presentation. These disclosures allow you to view the trends in our executive compensation program and the application of our compensation philosophies for the years presented. Because our Board views the advisory vote as a good corporate governance practice, and because a majority of our shareholders have expressed a preference for an annual advisory vote, we hold such votes on an annual basis. At the 2018 annual meeting, the Company’s say-on-pay proposal was supported by 98.2% of the votes cast, which we believe supports the Company’s “pay-for-performance” approach to executive compensation. The Committee evaluated these results of the vote in September 2018.

The Committee believes that the voting results over the course of the last several years (which has included 90% or greater approval votes at each of the Company’s last three annual meetings of shareholders) affirm shareholders’ overall support of the Company’s approach to executive compensation, including continuing efforts by the Committee during that time to evolve the Company’s compensation programs towards policies viewed by institutional and other shareholders as aligning executive compensation with the interests of shareholders and good corporate governance. In addition to responding to the input of shareholders, the Committee also has considered many other factors in evaluating and setting the Company’s executive compensation programs, including the Committee’s assessment of the interaction of our compensation programs with our corporate business objectives, periodic analysis of our programs by our compensation consultant, and annual review of data versus a comparator group of peer companies, each of which is evaluated in the context of the Committee members’ fiduciary duty to act as the directors determine to be in shareholders’ best interests. Each of these factors informed the Compensation Committee’s decisions regarding named executive officers’ compensation for 2018. The Committee will continue to consider feedback from shareholders, including the outcome of the Company’s say-on-pay votes, when making future compensation decisions for its named executive officers.

As discussed in the Compensation Discussion and Analysis section of this proxy statement, we believe that our executive compensation program properly links executive compensation to Company performance and aligns the interests of our executive officers with those of our shareholders.

Accordingly, the Board unanimously recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related footnotes and narrative disclosures.”

Although this vote is advisory and is not binding on the Company, the Compensation Committee of the Board will take into account the outcome of the vote when considering future executive compensation decisions.

The Board unanimously recommends you vote “FOR” the “say-on-pay” proposal.

PROPOSAL 3: RATIFICATION OF THE SELECTION OF

EY AS INDEPENDENT REGISTERED

 PUBLIC ACCOUNTING FIRM FOR 2019

We are asking you to ratify the Audit and Finance Committee’s selection of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for 2019. EY has served as the independent registered public accounting firm of Orthofix since 2002. They have unrestricted access to the Audit and Finance Committee to discuss audit findings and other financial matters.

Representatives of EY are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they so desire, and respond to appropriate questions from shareholders. The work performed by EY during 2018 and 2017 and related fee information is described below.

Although shareholder ratification is not required, the appointment of EY is being submitted for ratification as a matter of good corporate practice with a view towards soliciting shareholders’ opinions that the Audit and Finance Committee will take into consideration in future deliberations. If EY’s selection is not ratified at the Annual Meeting, the Audit and Finance Committee will reconsider whether to retain EY. Even if the selection is ratified, the Audit and Finance Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines such a change would be in the best interests of the Company and its shareholders.

The Board unanimously recommends that you vote “FOR” ratification of the selection of EY as independent registered public accounting firm for 2019.

Principal Accountant Fees and Services

The following table sets forth fees for professional services rendered by EY for the audits of the Company’s financial statements for the fiscal years ended December 31, 2018 and December 31, 2017, respectively, and the fees billed for other services rendered by EY during each such fiscal year.

	2018	2017
Audit Fees	$2,629,887	$2,241,451
Audit-Related Fees	634,700	348,846
Tax Fees	1,942,636	1,114,129
All Other Fees	2,500	2,000
Total	$5,209,723	$3,706,426

Audit Fees

Audit fees consisted of the aggregate fees, including expenses, billed in connection with the audits of our annual financial statements and internal controls, quarterly reviews of the financial information included in our quarterly reports on Form 10-Q, and statutory audits of our subsidiaries.

Audit-Related Fees

Audit-related fees in 2018 and 2017 consisted of the aggregate fees, including expenses, rendered for professional services, such as accounting consultations and assurance services in connection with transactions, not reported under “Audit Fees.”

Tax Fees

Tax fees in 2018 and 2017 consisted of the aggregate fees, including expenses, billed for professional services rendered for income tax compliance, tax advice and tax planning. These fees included fees billed for federal and state income tax review services, assistance with tax audits and other tax consulting services.

All Other Fees

All other fees consisted of aggregate fees billed for products and services other than the services reported above. For fiscal years 2018 and 2017, this category included fees related to professional reference materials and publications.

Pre-Approval Policies and Procedures

The Audit and Finance Committee approves all audits, audit-related services, tax services and other services provided by EY. Any services provided by EY that are not specifically included within the scope of the audit must be either (i) pre-approved by the entire Audit and Finance Committee in advance of any engagement, or (ii) pre-approved by the Chair of the Audit and Finance Committee pursuant to authority delegated to him by the other independent members of the Audit and Finance Committee, in which case the Audit and Finance Committee is then informed of his decision. Under the Sarbanes-Oxley Act of 2002, these pre-approval requirements are waived for non-audit services where (i) the aggregate of all such services is no more than 5% of the total amount paid to the external auditors during the fiscal year in which such services were provided, (ii) such services were not recognized at the time of the engagement to be non-audit services, and (iii) such services are approved by the Audit and Finance Committee prior to the completion of the audit engagement. In 2018 and 2017, all fees paid to EY for non-audit services were pre-approved.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

The Audit and Finance Committee oversees the Company’s financial reporting process on behalf of the Board. The committee is responsible for the selection, compensation, and oversight of the Company’s independent registered public accounting firm. The committee reviews matters relating to the Company’s internal controls, as well as other matters warranting committee attention. In addition, the committee assists the Board in overseeing the Company’s Corporate Compliance and Ethics Program. The committee operates under a written charter adopted by the Board of Directors, a copy of which is available for review on our website at www.orthofix.com.

Management is responsible for Orthofix’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Orthofix’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board and to issue a report thereon. Additionally, the independent registered public accounting firm is also responsible for auditing the effectiveness of Orthofix’s internal control over financial reporting. The Audit and Finance Committee’s responsibility is to monitor and oversee these processes. The committee relies without independent verification on the information provided to it and on the representations made by management and the independent registered public accounting firm.

The Audit and Finance Committee held eight meetings during the 2018 fiscal year. The meetings were designed, among other things, to facilitate and encourage communication among the committee, management and Orthofix’s independent registered public accounting firm, Ernst & Young LLP. The committee reviewed management’s assessment of the effectiveness of the design and operation of Orthofix’s disclosure controls over financial reporting. We discussed with Ernst & Young LLP the overall scope and plans for their audit. We met with Ernst & Young LLP, with and without management present, to discuss the results of their examinations and their evaluations of Orthofix’s internal controls.

The Audit and Finance Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2018 with management and Ernst & Young LLP. We also discussed with management and Ernst & Young LLP management’s report and the independent registered public accounting firm’s report and attestation on Orthofix’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. We also discussed with Ernst & Young LLP the matters required by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit and Finance Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit and Finance Committee concerning independence, and has discussed with the independent accountant their independence from Orthofix. When considering Ernst & Young LLP’s independence, we considered whether their provision of services to Orthofix beyond those rendered in connection with their audit of Orthofix’s consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to, Ernst & Young LLP. The committee has determined that Ernst & Young LLP is independent of Orthofix and its management.

Based upon the review and discussions referred to above, we recommended to the Board of Directors, and the Board of Directors has approved, that Orthofix’s audited consolidated financial statements be included in Orthofix’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

The Audit and Finance Committee
James F. Hinrichs, Committee Chair
Ronald A. Matricaria
John Sicard

INFORMATION ABOUT SHAREHOLDER PROPOSALS

If you wish to submit a proposal to be included in our 2020 proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, we must receive your written proposal on or before December 31, 2019. Please address your proposals to: Chairman of the Board, Orthofix Medical Inc., 3451 Plano Parkway, Lewisville, TX 75056.

Shareholders who intend to present an item of business at the 2020 annual meeting of shareholders (the “2020 Annual Meeting”) (other than a proposal submitted for inclusion in the Company’s 2020 proxy statement in accordance with the prior paragraph), including nominations for election to the Board of Directors, must provide notice of such business to the Company’s Secretary no earlier than February 11, 2020 and no later than March 12, 2020 (or, if the 2020 Annual Meeting is held more than 30 days before or more than 60 days after the one-year anniversary of this year’s Annual Meeting, no earlier than 120 days before the 2020 Annual Meeting and no later than the later of 90 days before the 2020 Annual Meeting or the 10th business day following the Company’s public announcement of the date of the 2020 Annual Meeting), as set forth more fully in, and in compliance with, the Company’s bylaws.

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single annual report or proxy statement, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.

Orthofix and some brokers may be householding proxy materials by delivering proxy materials to multiple shareholders who request a copy and share an address, unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or Orthofix that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or, if you are a shareholder of record of Orthofix, notify Orthofix by sending a written or oral request to Investor Relations, Attention: Mr. Mark Quick, 3451 Plano Parkway, Lewisville, Texas 75056, Tel. (214) 937-2924. Shareholders of Orthofix who share a single address, but receive multiple copies of Orthofix’s proxy statement, may request that in the future they receive a single copy by notifying Orthofix at the telephone and address set forth in the preceding sentence. In addition, Orthofix will promptly deliver, upon written or oral request made to the address or telephone number above, a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered pursuant to a prior request.

Annual Meeting of Orthofix Medical Inc.to be held on Monday, June 10, 2019 for Holders as of April 23, 2019 This proxy is being solicited on behalf of the Board of Directors Date: June 10, 2019 Time: 11:00 A.M. (Central Daylight Time) Place: Four Seasons Resort and Club Dallas at Las Colinas, 4150 North MacArthur Boulevard, Irving, Texas 75038 Please separate carefully at the perforation and return just this portion in the envelope provided. VOTE BY: INTERNET TELEPHONE Go To www.proxypush.com/OFIX • Cast your vote online. • View Meeting Documents. 866-240-4561 • Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions. OR MAIL • Mark, sign and date your Proxy Card/Voting Instruction Form. • Detach your Proxy Card/Voting Instruction Form. • Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. OR The undersigned hereby appoints Kimberley A. Elting and J. Brent Alldredge, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of Orthofix Medical Inc. which the undersigned is entitled to vote at said meeting and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE PROPOSALS IN ITEMS 2 AND 3 AND FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES SPECIFIED IN ITEM 1. Please make your marks like this: Use dark black pencil or pen only The Board recommends a vote FOR proposals 2 and 3 and a vote FOR all of the director nominees in proposal 1. Directors Recommend 1: Election of the following director nominees Withhold For For 01 James F. Hinrichs 02 Alexis V. Lukianov 03 Lilly Marks 04 Bradley R. Mason 05 Ronald Matricaria 06 Michael E. Paolucci 07 Maria Sainz 08 John Sicard For For For For For For For For Against Abstain 2: Advisory vote on compensation of named executive officers. For 3: Ratification of the selection of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal yearending December 31, 2019. For 4: To consider and act upon any other matters which may properly come before the meeting or any adjournment or postponement thereof. Call To attend the meeting and vote your shares in person, please mark this box. Authorized Signatures - This section must be completed for your Instructions to be executed. Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Please Sign Here Please Date Above Please Sign Here Please Date Above PROXY TABULATOR FOR ORTHOFIX MEDICAL INC. P.O. BOX 8016 CARY, NC 27512-9903

Revocable Proxy — Orthofix Medical Inc. Annual Meeting of Shareholders June 10, 2019 11:00 a.m. (Central Daylight Time) This Proxy is Solicited on Behalf of the Board of Directors The undersigned appoints Kimberley A. Elting and J. Brent Alldredge, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of Orthofix Medical Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders on Monday, June 10, 2019 at 11:00 a.m. at the Four Seasons Resort and Club Dallas at Las Colinas, 4150 North MacArthur Boulevard, Irving, Texas 75038 and any and all adjournments or postponements thereof, as set forth below. This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR the proposals in Items 2 and 3 and FOR the election of each of the director nominees specified in Item 1. (CONTINUED AND TO BE MARKED, DATED AND SIGNED ON REVERSE SIDE) Please separate carefully at the perforation and return just this portion in the envelope provided.